                                                                 EXECUTION COPY














                            STOCK PURCHASE AGREEMENT


                                  by and among


                      Lehigh Consumer Products Corporation,


                      American Manufacturing Company, Inc.


                                       and


                               Jarden Corporation

                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is dated as of August 15, 2003 by and among AMERICAN MANUFACTURING COMPANY, INC., a Pennsylvania corporation ("SELLER"), LEHIGH CONSUMER PRODUCTS CORPORATION, a Pennsylvania corporation and wholly-owned subsidiary of Seller (the "COMPANY"), and JARDEN CORPORATION, a Delaware corporation ("BUYER"). Certain defined terms are set forth in Section 13 hereof.

                                   BACKGROUND

                  The Company and Desarrollo Industrial Fitec, S. R.L. de C.V., a Mexico variable capital limited liability partnership (the "SUBSIDIARY"), 99.999% of the outstanding equity interests of which are owned by the Company and 0.001% of the outstanding equity interests of which are owned by American Manufacturing Corporation, a Delaware corporation and an Affiliate of Seller ("AMCDE"), are engaged in the Business.

                  The parties hereto desire to provide for the acquisition by Buyer of the Business through the sale by Seller of all of the outstanding capital stock of the Company (the "STOCK") and the assignment by AMCDE of its equity interest in the Subsidiary (the "SUBSIDIARY INTEREST" and, together with the Stock, the "SECURITIES") and for certain other matters, all on the terms and conditions set forth in this Agreement.

                  American Manufacturing Corporation, a Pennsylvania corporation ("AMCPA") and an Affiliate of AMCDE and Seller, has agreed to guaranty certain of Seller's and AMCDE's obligations pursuant to this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, Seller, the Company and Buyer, all intending to be legally bound, hereby agree as follows:

                     SECTION 1 - ACQUISITION OF SECURITIES

                  1.1 Purchase and Sale of Securities. 1.2 Subject to the terms and conditions of, and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth in, this Agreement, at the Closing, Buyer shall acquire, free and clear of all Encumbrances, all of the Securities through the sale, assignment, transfer and conveyance of the Stock to Buyer by Seller and the assignment of the Subsidiary Interest to Buyer by AMCDE.

                     SECTION 2 - PURCHASE PRICE AND PAYMENT


                  2.1 Purchase Price. Subject to the post-closing adjustment as provided in paragraph (c) below, the aggregate purchase price for the Securities shall be equal to the sum of (a) and (b) below:


                         (a) One Hundred and Fifty-Five Million Dollars
($155,000,000) (the "PURCHASE PRICE"), to be paid by Buyer in cash at Closing.

                         (b) The additional consideration, if any, determined in
accordance with the terms set forth in Section 2.2 (the "CONTINGENT CONSIDERATION").


                         (c) If, after the Closing Date, Buyer calculates the
Tangible Net Worth of the Company and the Subsidiary on a consolidated basis as of the Closing Date (immediately prior to the Closing) and such Tangible Net Worth is less than $42,000,000, then Seller shall pay to Buyer any such shortfall promptly following (i) agreement between Buyer and Seller as to the amount of the shortfall or (ii) final determination by the Arbitrating Accountant pursuant to this Section 2.1(c). Any disputes between the parties regarding the determination of Tangible Net Worth shall be finally determined by the Arbitrating Accountant in a manner consistent with the last sentence of
Section 2.2(b) hereof.


                  2.2 Contingent Consideration.

                         (a) As soon as practicable, but in any event no later
than 90 days following December 31, 2004 and 75 days following December 31, 2005, Buyer shall (i) prepare in accordance with GAAP a statement derived from the audited financial statements of Buyer (each, an "EARN-OUT STATEMENT") of the Business EBITDA (as defined below) for each of the full fiscal years ending on such dates (such one-year periods together being the "EARN-OUT PERIOD") and, in the Earn-Out Statement for the fiscal year ending December 31, 2005, the Average Annual Business EBITDA (as defined below) for the Earn-Out Period, and (ii) deliver each Earn-Out Statement to Seller. Following delivery of an Earn-Out Statement, Buyer shall upon reasonable notice provide Seller and Seller's accountant with access to the management of the Company and Buyer during normal business hours, shall, and shall cause Buyer's accountants, upon reasonable notice and prior to the Final Earn-Out Determination Date (as defined below), to provide access to any and all documents, records and work papers used in the preparation of the Earn-Out Statements and shall cooperate with Seller and Seller's accountants in connection with their review of the Earn-Out Statements and the documents, records and work papers related thereto. Seller shall have forty-five (45) days after receipt of the Earn-Out Statement prepared for the fiscal year ending December 31, 2004 (such period, the "PRELIMINARY DISPUTE PERIOD") to dispute any or all amounts or elements of such Earn-Out Statement ("PRELIMINARY DISPUTE"). Seller shall provide to Buyer, prior to the end of the Preliminary Dispute Period, written notice of the Preliminary Dispute (a "PRELIMINARY DISPUTE NOTICE"), setting forth in reasonable detail the amounts and elements with which it disagrees. If Seller does not deliver a Preliminary Dispute Notice to Buyer prior to the end of the Preliminary Dispute Period, such Earn-Out Statement shall be final and binding upon Seller in the form in which it was delivered to Seller and no amounts in such Earn-Out Statement may be disputed by Seller in the Dispute Notice. Seller shall have forty-five (45) days after receipt of the Earn-Out Statement prepared for the fiscal year ending December 31, 2005 (the "FINAL EARN-OUT STATEMENT") (such period, the "FINAL DISPUTE PERIOD") to dispute any or all amounts or elements of the Final Earn-Out Statement and any items set forth in a Preliminary Dispute Notice with respect to the Preliminary Dispute Period that have not been resolved between Buyer and Seller in accordance with Section 2.2(b) (a "DISPUTE"). If Seller determines to pursue a Dispute, Seller shall provide to Buyer, prior to the end of the Final Dispute Period, written notice of the Dispute (a "DISPUTE NOTICE"), setting forth in reasonable detail the amounts and elements with which it disagrees, and any Dispute shall be limited to the matters included by Seller in the Dispute Notice with respect to the Final Earn-Out Statement and any Preliminary Dispute

Notice. If Seller does not deliver a Dispute Notice to Buyer prior to the end of the Final Dispute Period, the Final Earn-Out Statement shall be final and binding upon Seller in the form in which it was delivered to Seller.

                         (b) If Seller shall have delivered to Buyer a
Preliminary Dispute Notice prior to the end of the Preliminary Dispute Period, Seller and Buyer shall attempt to resolve the Preliminary Dispute and agree in writing upon the final content of the Earn-Out Statement relating to the fiscal year ending December 31, 2004 within ninety (90) days following delivery by Seller of the Preliminary Dispute Notice to Buyer. If Seller and Buyer cannot agree upon the final content of such Earn-Out Statement within such 90-day period, Seller shall retain the right to incorporate any and all unresolved amounts or elements in a Dispute Notice. If Seller shall have delivered to Buyer a Dispute Notice prior to the end of the Final Dispute Period, Seller and Buyer shall attempt to resolve the Dispute and agree in writing upon the final content of the Earn-Out Statements within fifteen (15) days following delivery by Seller of the Dispute Notice to Buyer. If Seller and Buyer are unable to resolve the Dispute within such fifteen (15) day period, then Seller and Buyer shall promptly submit the Dispute for resolution to an independent certified public accounting firm of recognized international standing, mutually acceptable to Seller and Buyer (the "ARBITRATING ACCOUNTANT"), for review and resolution of any and all matters that remain in dispute and that were properly included in the Dispute Notice. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to the management of the Company and Buyer and all work papers, records, documents and facilities necessary to perform its functions as arbitrator. The Arbitrating Accountant's function shall be to resolve the matters in Dispute in accordance with the terms and provisions of this Section 2.2 and to revise the Earn-Out Statements (if required) in order to conform with its resolution of the Dispute. In rendering its decision, the Arbitrating Accountant shall, in its sole discretion, apportion its fees and expenses in connection with the Dispute, based on its views as to the relative merits of the positions of each party in the Dispute; provided, however, that Seller shall advance half, and Buyer shall advance the other half, of any retainer fee or deposit required by the Arbitrating Accountant in advance of a final resolution, subject to reapportionment by the Arbitrating Accountant of its fees and expenses as aforesaid. All determinations of the Arbitrating Accountant, including any revisions made to the Earn-Out Statements and the Arbitrating Accountant's apportionment of expenses as between Seller and Buyer, shall be final and binding on the parties hereto, and neither Seller nor Buyer shall have the right to appeal such determinations.

                         (c) Seller and Buyer agree to cooperate fully and
expeditiously with the Arbitrating Accountant in order to facilitate the receipt of the final determinations of the Arbitrating Accountant within thirty (30) days following submission of a Dispute to the Arbitrating Accountant.

                         (d)

                                 (i) No later than five (5) business days
following the final determination of both Earn-Out Statements (whether as a result of the failure by Seller to timely deliver a Dispute Notice, the agreement by Seller and Buyer on the final content of the Earn-Out Statements or the determination of the Arbitrating Accountant) (such date, the "FINAL EARN-OUT DETERMINATION DATE"), Buyer shall pay to Seller or its assigns or designees in cash or Buyer Common Stock, or a combination thereof, the following applicable amount (subject to any withholdings required by applicable Law, provided that Buyer has provided Seller with prior notice of such withholding requirements), if any, in respect of the Contingent Consideration:


                                  (1) If the Average Annual Business EBITDA (as
defined below) is less than $26,300,000, no amount shall be required to be paid.

                                  (2) If the Average Annual Business EBITDA is
equal to or greater than $26,300,000 but less than $28,700,000, an amount equal to:

                                      (A) $5,000,000; plus

                                      (B) an amount equal to (x) the excess of
Average Annual Business EBITDA over $26,300,000 multiplied by (y) 6.25, but in no event will the aggregate of (A) and this (B) exceed $20,000,000.


                                  (3) If the Average Annual Business EBITDA is
equal to or greater than $28,700,000 but less than $31,200,000, an amount equal to $20,000,000.

                                  (4) If the Average Annual Business EBITDA is
equal to or greater than $31,200,000, an amount equal to $25,000,000.

                          (ii) The parties acknowledge and agree that the
right to receive the Contingent Consideration represents additional consideration and not a royalty payment. The parties agree to file Tax Returns that are consistent with the characterization of the Contingent Consideration as additional consideration and not a royalty payment to the extent consistent with applicable Law.


                         (iii) In the event that the undisputed amounts
under the Earn-Out Statements are sufficient to satisfy one of the Average Annual Business EBITDA targets set forth in subsections (2)-(4) above, Buyer shall pay to Seller in accordance with the provisions of this Section 2.2 within five (5) Business Days of Seller informing Buyer in writing of such undisputed amounts (the date Buyer receives such written notice, the "INITIAL DETERMINATION DATE"), the amount of Contingent Consideration applicable to such undisputed amount of Average Annual Business EBITDA. The amount of Contingent Consideration payable to Seller following the Final Earn-Out Determination Date shall be reduced by the amount, if any, of Contingent Consideration paid to Seller following the Initial Determination Date in accordance with this Section 2.2(d)(iii).

                   (e) Notwithstanding anything to the contrary contained in this Section 2.2, in the event that (1) Buyer or Company terminates the employment of Frederick Keller pursuant to the Keller Employment Agreement other than for "Cause" (as defined in the Keller Employment Agreement), or (2) the Company ceases to be an Affiliate of Buyer (through any sale, merger, consolidation, recapitalization or otherwise) or all or substantially all of the assets of the Lehigh Business are sold to a Person that is not an Affiliate of Buyer (any event set forth in (1) or (2) above, an "EARN-OUT ACCELERATION EVENT"), Buyer shall be required to pay to Seller or its assigns or designees in cash or Buyer Common Stock, or a combination thereof, an amount equal to $25,000,000 in respect of the Contingent

Consideration (regardless of the actual amount of Business EBITDA), such payment to be made on or before March 15, 2006. In the event that Buyer consummates a Buyer Sale Transaction at any time prior to the Final Earn-Out Determination Date, Buyer shall, at or prior to the closing of such Buyer Sale Transaction, fund $25,000,000 into an escrow account for the benefit of Seller (and its Permitted Assignees (as defined in Section 14.7(a) below)) with respect to the payment of the Contingent Consideration on the Contingent Consideration Closing Date, and such funds shall be subject to payment to Seller (and its Permitted Assignees) and, if applicable, return to Buyer in accordance with the provisions of this Section 2.2.

                   (f) On the Initial Determination Date, the Final Earn-Out Determination Date or on the effective date of an Earn-Out Acceleration Event, as applicable, Buyer shall provide to Seller a written statement (1) electing to pay the Contingent Consideration, if any, in cash ("CASH PAYMENT ELECTION"), in shares of the common stock, par value $.01 per share, of Buyer ("BUYER COMMON STOCK") ("STOCK PAYMENT ELECTION"), or in some combination of the foregoing and
(2) setting forth a date within five (5) business days of the Initial Determination Date, the Final Earn-Out Determination Date or the effective date of the Earn-Out Acceleration Event, as applicable, on which the payment of the Contingent Consideration shall be made by Buyer (the "CONTINGENT CONSIDERATION CLOSING DATE"). The following provisions shall be applicable to the making of a Stock Payment Election and a Cash Payment Election by Buyer:

                        (i) If a Stock Payment Election is made by Buyer, the number of shares of Buyer Common Stock to be delivered to Seller or its assigns or designees pursuant to this Section 2.2 shall be calculated on the basis of the average closing price of a share of Buyer Common Stock on the New York Stock Exchange ("NYSE") for the ten (10) consecutive trading days ending on the date that is two (2) business days prior to the Contingent Consideration Closing Date (such ten-day period, the "DETERMINATION PERIOD").

                        (ii) The Stock Payment Election may only be exercised, and Buyer Common Stock may only be issued instead of cash, if (A) subject to
Section 2.2(f)(iii), the product obtained by multiplying the average daily trading volume of the Buyer Common Stock on the NYSE during the Determination Period by the average closing price per share of Buyer Common Stock on the NYSE during the Determination Period is at least $2,000,000, (B) the registration statement covering the registered resale of the shares of Buyer Common Stock issued on the Contingent Consideration Closing Date shall be declared effective by the Securities and Exchange Commission on or before the Contingent Consideration Closing Date (except to the extent that the Registration Rights Agreement has been terminated in accordance with Section 3.3(c) thereof) and (C) Seller receives a legal opinion of counsel for Buyer dated the Contingent Consideration Closing Date, and in form and substance reasonably satisfactory to Seller, substantially to the effect that (1) the Buyer Common Stock has been validly issued and is fully paid and non-assessable by Buyer, (2) the Buyer Common Stock has been issued by Buyer in compliance with applicable federal and state securities laws, (3) the registration statement has become effective under the Securities Act of 1933, as amended (the "Securities Act"), (4) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, and (5) the registration statement, the related prospectus and each amendment or supplement thereof comply as to form in all material respects with the requirements of the Securities Act (except that such counsel need not express any opinion as to financial statements contained therein). Notwithstanding anything to the contrary contained in this Section 2.2, Buyer shall be required to make payment of the Contingent Consideration in cash on the Contingent Consideration Closing Date if any of the conditions set forth in (A),
(B) or (C) above are not satisfied in full, except in the event that such conditions are not applicable as a result of the provisions of Section 2.2(f)(iii).

                        (iii) Notwithstanding anything herein to the contrary, should Buyer then be prohibited from paying the Contingent Consideration in full in cash pursuant to the Senior Credit Facility, Buyer shall be permitted to make payment of the Contingent Consideration in Buyer Common Stock without having to satisfy the condition set forth in Section 2.2(f)(ii)(A) and without having to satisfy the conditions set forth in Section 2.2(f)(ii)(B) and (C) (other than (C)(1) and (2)) if Buyer is unable to satisfy such conditions after using its best efforts. If Buyer makes a Cash Payment Election or is otherwise required to pay the Contingent Consideration in cash and is unable to pay the Contingent Consideration in cash because of its failure to satisfy the condition in the preceding sentence relating to the Senior Credit Facility, then Buyer and Seller agree that Buyer shall, to the extent not prohibited under the Senior Credit Facility, pay to Seller the Contingent Consideration in cash, and shall pay the balance of any amounts due to Seller pursuant to Section 2.2(d) in Buyer Common Stock (subject to Buyer using its best efforts to satisfy the conditions set forth in Section 2.2(f)(ii)(B) and (C)).

                   (g)Between the Closing Date and continuing through December 31, 2005, Buyer shall comply in all respects with the following covenants:

                        (i) Buyer shall operate and manage the Lehigh Business consistent with reasonable business practices. Buyer further agrees and undertakes to Seller that Buyer will use commercially reasonable efforts to promote, support and continue the operations of the Lehigh Business and will act in good faith with regard to the achievement of the Average Annual Business EBITDA target set forth in Section 2.2(d)(i)(4). Notwithstanding the foregoing but subject to (ii) below, Buyer shall be entitled to do any act (or refrain therefrom) in the conduct of the Lehigh Business if it acts in good faith, consistent with reasonable business practices and reasonably considers such action (or determination not to act) to be in the best interests of the business of Buyer and not for the purpose of adversely affecting the calculation of the Average Annual Business EBITDA.

                        (ii) Buyer shall maintain the separate legal existence of the Company and the Subsidiary, provided that Buyer shall be permitted to change the legal form of the Company and the Subsidiary so long as any such change does not adversely affect the ability of the Company to achieve the Average Annual Business EBITDA target set forth in Section 2.2(d)(i)(4).

                   (h) For purposes of this Section 2.2, the following terms shall have the following meanings:

                         (i) "ACQUIRED BUSINESS" shall mean any business (other
than the business described on Section 2.2(h)(i) of the Disclosure Schedule) that is acquired by Buyer or any of its Affiliates (including the Company) and that, by written agreement among Buyer and Seller, is included in the definition of Lehigh Business for the purpose of calculating Business EBITDA, and for which the Average Annual Business EBITDA targets set forth in Sections 2.2(d)(i) hereof may be adjusted upon the mutual written agreement of Buyer and Seller.

                         (ii) "AVERAGE ANNUAL BUSINESS EBITDA" shall mean (x)
the sum of the Business EBITDA for each of the two full fiscal years ending December 31, 2004 and 2005 divided by (y) 2.0.

                         (iii) "BUSINESS EBITDA" shall mean, for each full
fiscal year in the Earn-Out Period, the Net Income of the Lehigh Business (without deducting any legal, accounting, investment banking and other expenses incurred in connection with the transactions contemplated hereby, including Transfer Taxes) plus an amount which, in the determination of Net Income for each such fiscal year, has been deducted for (1) interest expense for such fiscal year, (2) total Taxes for such fiscal year, (3) depreciation and amortization expense for such fiscal year, and (4) Excluded Expenses.

                         (iv) "BUYER SALE TRANSACTION" shall mean (1) the sale,
transfer or other disposition of all or substantially all of the assets of Buyer and its Affiliates, or (2) the acquisition of Buyer by a Person or group of Persons by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation, or reorganization), if, following such transaction or transactions, the Persons that were stockholders of Buyer immediately prior to such transaction or transactions beneficially own, directly or indirectly, less than 50 percent of the voting power of the then outstanding securities of the purchaser, transferee or successor.

                         (v) "EXCLUDED EXPENSES" shall mean the following
expenses: (1) Buyer's and any of its Affiliates' general corporate overhead and administrative expenses, other than those directly related to the Company or the Subsidiary, provided that such direct expenses shall not exceed the amount that would be charged by an independent third party; (2) nonrecurring business expenses that are not related to the generation of revenues in subsequent fiscal periods and are mutually approved in writing by Seller and Buyer as nonrecurring expenses; (3) any compensation expenses relating to the issuance, conversion, cancellation and payments with respect to options or stock; (4) direct and indirect costs (including time and travel expenses) incurred by the Company or the Subsidiary in working with Buyer's corporate office on matters not directly pertaining to the Lehigh Business, (5) other expenses allocated to the Company or the Subsidiary and agreed to by Buyer and Seller, and (6) extraordinary items as determined in accordance with GAAP.

                         (vi) "LEHIGH BUSINESS" shall mean the Business
(including the business described on Section 2.2(h)(i) of the Disclosure Schedule and any additional product lines developed by the Company or the Subsidiary) and any Acquired Business as of the date the acquisition of such Acquired Business is consummated.

                         (vii) "NET INCOME" shall mean, for any period, net
income as determined in accordance GAAP.

                         (viii) "SENIOR CREDIT FACILITY" shall mean Buyer's
credit facility under the Credit Agreement

dated as of April 24, 2002 by and among the Buyer, Bank of America, N.A. in its capacity as administrative agent, and the various lenders signatory thereto (as heretofore amended and as from time to time hereafter further amended, modified, supplemented, restated, amended and restated, replaced, renewed, or refinanced from time to time).


          SECTION 3 - REPRESENTATIONS AND WARRANTIES REGARDING SELLER

                  Seller represents and warrants to Buyer as of the date of this Agreement, except as set forth in the Disclosure Schedule attached hereto, as follows:

                  3.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all necessary corporate power and authority to carry on its business as presently conducted. AMCDE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AMCPA is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

                  3.2 Power and Authorization. Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents required to be delivered by it pursuant hereto at the Closing (the "SELLER CLOSING DOCUMENTS"). AMCDE has all requisite corporate power and authority to enter into and perform its obligations under the Assignment Agreement (as defined in Section 9.2(b)). AMCPA has all requisite corporate power and authority to enter into and perform its obligations under the joinder agreements (the "JOINDERS") annexed hereto and to the Non-Compete Agreement. The execution, delivery and performance by Seller of this Agreement and the Seller Closing Documents and the execution, delivery and performance by AMCDE of the Assignment Agreement and the execution, delivery and performance by AMCPA of the Joinders have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms and, when executed and delivered as contemplated herein, each of the Seller Closing Documents shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy. The joinder agreement annexed hereto has been duly and validly executed and delivered by AMCPA and constitutes the legal, valid and binding obligation of AMCPA, enforceable against it in accordance with its terms, and when executed and delivered as contemplated herein, the Assignment Agreement and the joinder annexed to the

Non-Compete Agreement shall constitute the legal, valid and binding agreement obligation of AMCDE and AMCPA, respectively, enforceable against AMCDE and AMCPA, respectively, in accordance with its terms, in each case subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

                  3.3 No Conflicts.

                         (a) The execution, delivery and performance of this
Agreement, the Seller Closing Documents, the Joinders and the Assignment Agreement do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the articles of incorporation or bylaws of Seller, AMCDE or AMCPA; (ii) violate or conflict with any Law (as defined in Section 13) binding upon Seller, AMCDE, or AMCPA or violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Seller, AMCDE or AMCPA is a party or by which either of them or any of their assets are bound, except, in each case, for such violations, conflicts, breaches, defaults or losses as would not have an adverse effect upon the ability of Seller to enter into or perform its obligations under this Agreement or any Seller Closing Document or the ability of AMCDE to enter into or perform its obligations under the Assignment Agreement or the ability of AMCPA to enter into or perform its obligations under the Joinders; or (iii) result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the Securities. Except for filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), no consent, authorization, waiver by or filing with any governmental agency, administrative body or other third party is required in connection with the execution, delivery or performance of this Agreement by Seller or the consummation by Seller, AMCDE or AMCPA of the transactions contemplated hereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not have an adverse effect upon the ability of Seller to enter into or perform its obligations under this Agreement or any Seller Closing Document, the ability of AMCDE to enter into or perform its obligations under the Assignment Agreement or the ability of AMCPA to enter into or perform its obligations under the Joinders.

                         (b) There are no judicial, administrative or other
governmental actions or proceedings pending or, to the Knowledge of Seller, threatened, and to the Knowledge of Seller, no governmental investigations are pending or threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Seller to enter into or perform its obligations under this Agreement or any such other agreements or instruments, the ability of AMCDE to enter into or perform its obligations under the Assignment Agreement or the ability of AMCPA to enter into or perform its obligations under the Joinders.

                  3.4 Ownership of the Securities.

                         (a) Seller owns, and has good and valid title to, all
of the Stock of the Company, beneficially and of record, free and clear of any Encumbrance. There are no shareholder or other agreements affecting the right of Seller to convey the Stock to Buyer or any other right of Seller with respect to the Stock, and Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Stock to Buyer, free and clear of any Encumbrance (except for restrictions imposed generally by applicable securities laws). Upon delivery to Buyer of the certificate for the Stock, Buyer will acquire good and valid title to such Stock, free and clear of any Encumbrance (except for applicable securities laws restrictions).

                         (b) AMCDE owns, and has good and valid title to, the
Subsidiary Interest, beneficially and of record, free and clear of any and all Encumbrances. Other than pursuant to the Bylaws of the Subsidiary (the "SUBSIDIARY BYLAWS"), there are no agreements affecting the right of AMCDE to convey the Subsidiary Interest to Buyer or any other right of AMCDE with respect to the Subsidiary Interest, and AMCDE has the absolute right, authority, power and capacity to sell, assign and transfer the Subsidiary Interest to Buyer, free and clear of any Encumbrance (except for those contained in the Subsidiary Bylaws and restrictions imposed generally by applicable securities laws). Upon Closing, Buyer will acquire good and valid title to the Subsidiary Interest, free and clear of any Encumbrance (except for those contained in the Subsidiary Bylaws, a copy of which is attached to Section 3.4(b) of the Disclosure Schedule, and applicable securities laws restrictions).

SECTION 4 - REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND
                           THE SUBSIDIARY

                  Seller represents and warrants to Buyer, as of the date of this Agreement, except as set forth on the Disclosure Schedule attached hereto, as follows:

                  4.1 Organization and Good Standing. Each of the Company and the Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all necessary corporate or other power and authority, as applicable, to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith and to perform all of its obligations under each agreement and instrument by which it is bound. Each of the Company and the Subsidiary is qualified to do business and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified or be in good standing would not be reasonably likely to have a Material Adverse Effect.
Section 4.1 of the Disclosure Schedule sets forth all jurisdictions in which the Company or the Subsidiary is qualified to do business.

                  4.2 Power and Authorization. The Company has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

                  4.3 Capitalization.

                         (a) The total outstanding shares of the Company's
capital stock consist of 1,000 shares of common stock, par value $1.00 per share, all of which are owned of record by Seller. There are no outstanding offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of the Company or obligating the Company or any other Person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding shares of the Company have been duly authorized, are validly issued and outstanding, are fully paid and nonassessable and have been issued and are held in compliance with all applicable securities and other Laws. No securities issued by the Company from the date of its incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the Stock. All Taxes required to be paid in connection with the issuance and any transfers of the Stock have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of Company from the date of its incorporation to the date hereof have been obtained or effected.

                         (b) The total outstanding equity interests of the
Subsidiary consist of two equity quotas, of which one, having a value of 16,981,383 pesos, is owned by the Company and one, having a value of 1 peso, is owned by AMCDE. Other than pursuant to the Subsidiary Bylaws, there are no outstanding offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise), including employee benefit arrangements, relating to the issuance, conversion, registration, voting, sale, repurchase or transfer of any equity interests or other securities of the Subsidiary or obligating the Subsidiary or any other Person to purchase or redeem any such equity interests or other securities. All of the issued and outstanding equity quotas of the Subsidiary have been issued and are held in compliance with all applicable securities and other Laws. No securities issued by the Subsidiary from the date of its incorporation to the date hereof were issued in violation of any statutory or common law preemptive rights. There are no dividends which have accrued or been declared but are unpaid on the outstanding equity interests of the Subsidiary. All Taxes required to be paid in connection with the issuance and any transfers of the outstanding equity interests of the Subsidiary have been paid. All permits or authorizations required to be obtained from or registrations required to be effected with any Person in connection with any and all issuances of securities of Subsidiary from the date of its incorporation to the date hereof have been obtained or effected.

                  4.4 Investments and Subsidiaries. 4.5 The Business is conducted solely by and through the Company and the Subsidiary, and neither the Company nor the Subsidiary directly or indirectly owns, controls or has any investment or other ownership interest in any corporation, partnership, limited liability company, joint venture, business trust or other entity other than the Company's ownership of its interest in the Subsidiary. Neither the Company nor the Subsidiary has agreed, contingently or otherwise, to share any profits, revenues, losses, costs or liabilities with, or to guaranty the obligations of, any Person or entity.

                  4.5 No Conflicts. The execution, delivery and performance of this Agreement and the Company Closing Documents do not and will not (with or without the passage of time or the giving of notice): (i) violate or conflict with the certificate of incorporation or bylaws (or other organizational documents) of the Company or the Subsidiary; (ii) violate or conflict with any Law binding upon the Company or the Subsidiary, except as would not be reasonably likely to have a Material Adverse Effect; (iii) violate or conflict with, result in a breach of, constitute a default or otherwise cause any loss of benefit under any material agreement or other obligation to which the Company or the Subsidiary is a party (including, without limitation, the Contracts set forth on Section 4.14 of the Disclosure Schedule) or by which either of them or any of their assets are bound, except, in each case, for such violations, conflicts, breaches, defaults or losses as would not have an adverse effect; or (iv) result in the creation of an Encumbrance pursuant to, or give rise to any penalty, acceleration of remedies, right of termination or otherwise cause any alteration of any rights or obligations of any party under any material Contract to which either the Company or the Subsidiary is a party or by which either of them or any of their assets are bound . Except for filings under the HSR Act, no consent, notice, authorization, waiver by or filing with any governmental agency, administrative body or other third party is required in connection with the execution or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

                  4.6 Financial Statements. The Company has delivered to Buyer true and complete copies of the Company's (i) audited consolidated balance sheets and related audited consolidated statements of income, stockholder's equity and comprehensive income, and cash flows at and for the fiscal years ended December 31, 2001 and 2002, including the notes thereto (the "AUDITED FINANCIAL STATEMENTS"), and (ii) unaudited consolidated balance sheet at June 30 2003 (the "INTERIM BALANCE SHEET") and the related unaudited consolidated statements of income and cash flows for the six months ended June 30, 2003 (the "INTERIM FINANCIAL STATEMENTS" and, together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"). The Company's audited consolidated balance sheet at December 31, 2002 is referred to herein as the "BALANCE SHEET." The Financial Statements (a) have been prepared based on the books and records of the Company and the Subsidiary, in accordance with GAAP consistently applied throughout the periods covered thereby, except, in the case of the Interim Financial Statements, for normal year-end adjustments, the omission of footnote disclosures required by GAAP and the omission of a statement of stockholder's equity and comprehensive income, and (b) fairly reflect in all material respects the financial position of the Company and the Subsidiary on a consolidated basis as of the respective dates thereof and the results of operations, changes in stockholders' equity and comprehensive income (in the case of the Audited Financial Statements), and cash flows for the periods covered thereby.

                  4.7 Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Company or the Subsidiary, either accrued, absolute, contingent or otherwise, other than those that (i) are disclosed or reserved against on the Interim Balance Sheet or the Balance Sheet or the notes thereto; (ii) are not required by GAAP to be reflected on the Interim Balance Sheet or the Balance Sheet; or (iii) have been incurred in the ordinary course of business since the date of the Interim Balance Sheet.

                  4.8 Real Property.

                         (a) Section 4.8 of the Disclosure Schedule sets forth
the address of all real property owned or leased by each of the Company and the Subsidiary (the "PROPERTIES").

Each of the Company and the Subsidiary has good and valid title in fee simple to all of the real property reflected on the Balance Sheet as owned by it and owns all right, title and interest in all leasehold estates and other rights purported to be granted to them by the leases and other agreements relating to real property listed in Section 4.8 of the Disclosure Schedule, in each case free and clear of any Encumbrance except for: (i) liens for current taxes, assessments and governmental charges and levies which may be paid without penalty, interest or other additional charge or which are being contested in good faith by appropriate proceedings and are not material in amount or value in relation to the value of the associated property and adequate reserves with respect thereto are maintained on the books and records of the Company; (ii) any zoning or other governmentally established restrictions or encumbrances; (iii) materialmen's, mechanics', carriers', warehousemen's, landlords', workmen's, repairmen's, or other like liens arising in the ordinary course of business and which are not overdue for more than a period of 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained in the books of the Company; (iv) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, social security and other like laws, or to secure the performance of construction contracts, leases, statutory obligations, surety, appeal or performance bonds, all to the extent incurred in the ordinary course of business; and (v) such utility and municipal easements and restrictions, if any, as do not detract in any material respect from the value of the property subject thereto and do not materially interfere with the properties used in the ordinary conduct of the Business as presently conducted (collectively, the "PERMITTED ENCUMBRANCES"). No building or structure, to the extent of the premises owned or leased by the Company or the Subsidiary, or any appurtenance thereto or equipment therein, or the operation or maintenance thereof, violates in any material respect any restrictive covenant or any Law (including without limitation any such Laws relating to health, safety, subdivision and zoning). To the Knowledge of Seller, no such building, structure or appurtenance encroaches on any property owned by others. All governmental permits, approvals and licenses required in connection with the operation and, in the case of the facilities owned by the Company or the Subsidiary, ownership, of such real property and all improvements thereon and the conduct of the Business on the date hereof have been duly obtained, are in full force and effect and no proceedings are pending or, to the Knowledge of Seller, threatened which could lead to a revocation or other impairment of any thereof, except where the failure to hold such permits, approvals or licenses would not be reasonably likely to have a Material Adverse Effect, and such permits, approvals, and licenses shall not be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. No condemnation proceeding or special assessment is pending or, to the Knowledge of Seller, threatened with respect to any real property identified in Section 4.8 of the Disclosure Schedule. No tax certiorari or similar proceeding is pending or, to the Knowledge of Seller, threatened with respect to any real property identified in Section 4.8 of the Disclosure Schedule.

                         (b) To the Knowledge of Seller, there is no violation
of a condition or agreement contained in any covenant, easement or right-of-way affecting any Property. To the Knowledge of Seller, the covenants, easements or rights-of-way affecting the Properties do not impair in any material respect the Company or the Subsidiary's ability to use any such Properties in the operation of the Business as presently conducted. To the Knowledge of Seller, each of the Company and the Subsidiary has access to public roads, streets or the like or valid perpetual easements over private streets, roads or other private property for such ingress to and egress from the Properties, except as would not impair in any material respect its ability to use any such Properties in the operation of the Business as presently conducted.

                         (c) Neither the Company nor the Subsidiary has received
written notice (other than published notice not actually received) of any pending or contemplated rezoning proceeding affecting the Properties.

                         (d) Seller has not received any notice from any utility
company or municipality of any fact or condition which could reasonably be expected to result in the discontinuation of presently available sewer, water, electric, gas, telephone or other utilities or services for the Properties.

                         (e) The improvements to, or which constitute a portion
of, the Properties are in satisfactory condition and repair, ordinary wear and tear excepted, and to the Knowledge of Seller, there are no material defects in the structural elements of such improvements.

                         (f) To the Knowledge of Seller, all material building
systems located on or which constitute a portion of the Properties, including the plumbing, electrical, fire-life-safety and HVAC systems, are in satisfactory operating condition, ordinary wear and tear excepted.

                  4.9 Personal Property. Each of the Company and the Subsidiary has good and valid title to the personal property (including intellectual property) owned by them, free and clear of all Encumbrances, except for any Permitted Encumbrances. All leased personal property used in the Business is used pursuant to valid, subsisting and enforceable leases, subleases, licenses and other agreements binding upon the parties thereto in accordance with their terms, except as would not have a Material Adverse Effect. The material properties and assets owned or leased by the Company and the Subsidiary are in the possession or under the control of the Company or the Subsidiary and are of a condition, nature and quantity sufficient for the conduct of the Business as of the date hereof.


                  4.10 Taxes. Notwithstanding anything herein to the contrary, the Seller shall not be deemed to breach any representation or warranty made with respect to AMCDE or AMCPA to the extent such breach or misrepresentation does not adversely effect the Company or the Subsidiary.

                         (a) Each of AMCDE, AMCPA, Seller, the Company and the
Subsidiary have duly and timely (with due regard to valid extensions properly secured) filed all material Tax Returns required to be filed by them prior to the date of this Agreement. All such Tax Returns are correct and complete in all material respects as filed or as validly amended thereafter. Each of AMCDE, AMCPA, Seller, the Company and the Subsidiary have timely paid all Taxes required to be paid in respect of the periods covered by such Tax Returns (whether or not shown on any Tax Return) and has (or will have by the Closing
Date) adequately reserved for the payment of all material Taxes with respect to periods ended on or before the Closing Date for which Tax Returns have not yet been, but will be, FILED by them. To the Knowledge of Seller, there is no proposed additional tax assessment against AMCDE, AMCPA or the Seller with respect to the Company's operations, the Company or the Subsidiary. In addition, each of AMCDE, AMCPA, Seller, the Company and the Subsidiary has withheld and paid (or will have withheld and paid on or before the Closing Date) all Taxes required to be withheld and paid (including federal, state and local requirements) with respect to amounts paid or owing as of the Closing Date to any employee, creditor, independent contractor or other third party. AMCPA has been a "qualified S corporation" (as defined in the Code) for federal income tax purposes and applicable state and local income tax purposes since January 1, 1998 and has filed all forms and taken all actions necessary to maintain such status. Each of AMCDE, the Company and Seller has been a "qualified subchapter S subsidiary" (as defined in Section 1361(b)(3)(B) of the Code) for federal income tax purposes and all applicable state and local tax purposes since its taxable year beginning January 1, 1998 and has filed all forms and taken all actions necessary to maintain such status. To the extent that AMCDE, AMCPA OR Seller is responsible for the payment of Taxes on the income of the Company on account of the Company's status as a qualified subchapter S subsidiary, Seller warrants and represents that AMCDE, AMCPA or Seller, as the case may be, has timely paid such Taxes. Neither AMCDE, AMCPA, Seller, the Company, nor any of their respective shareholders, has taken any action, will take any action, or omitted to take any action, which action or omission could result in the loss of S corporation and qualified subchapter S subsidiary status, as the case may be, for such periods prior to and including the day of Closing.

                         (b) No Tax Return of either the Company or the
Subsidiary is the subject of a pending audit or other administrative or court proceeding. Neither the Company nor the Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax for any open Tax year. Section 4.10(b) of the Disclosure Schedule lists income tax returns filed by the Company or by the Subsidiary with respect to which an assessment could be made against either the Company or the Subsidiary. No federal, state, local or foreign taxing authority is asserting or, to the Knowledge of Seller, threatening to assert against the Company or the Subsidiary any deficiency or claim for Taxes or for failure to file a Tax Return. No claim has been made, nor does Seller have Knowledge of any claim that is pending, by an authority in any jurisdiction where the Company or the Subsidiary does not file Tax Returns alleging that the Company or the Subsidiary is or may be subject to taxation in that jurisdiction.


                         (c) All Tax deficiencies that have been assessed or
asserted in writing against either the Company or the Subsidiary have been fully paid or finally settled or otherwise resolved, and there is no audit, Proceeding or assessment pending against the Company or the Subsidiary in respect of any Tax.

                         (d) Neither the Company nor the Subsidiary is required
to include in income any adjustment pursuant to Section 481 of the Internal Revenue Code of 1986, as amended (the "CODE") (or similar provisions of other law or regulation) by reason of a change in accounting method.

                         (e) There are no liens for Taxes (other than for
current Taxes not yet due and payable, property taxes which are not delinquent or for other immaterial Taxes that are being contested in good faith) upon the assets of the Company or the Subsidiary.

                         (f) Neither the Company nor the Subsidiary is a party
to or bound by any tax indemnity or tax sharing agreement or any "closing agreement" with any taxing authority.

                         (g) Section 4.10(g) of the Disclosure Schedule lists
the states in which the Company (or AMCDE, AMCPA, or the Seller) files income tax returns to report the Company's business operations and also lists those states in which valid S corporation and qualified subchapter S subsidiary elections exist.

                         (h) All of the issued and outstanding shares of capital
stock of Seller are owned by AMCDE. All of the issued and outstanding shares of capital stock of AMCDE are owned by AMCPA.

                  4.11 Litigation. There are no actions, suits or proceedings (arbitration or otherwise) against either the Company or the Subsidiary or their directors, officers, shareholders or members in their capacities as such, pending or, to the Knowledge of Seller, threatened, before any court or governmental agency or instrumentality, or before an arbitrator of any kind and, to the Knowledge of Seller, no governmental investigations involving or affecting either the Company or the Subsidiary or their directors, officers, shareholders or members in their capacities as such, are threatened or pending (any of the foregoing, a "PROCEEDING"), except for any Proceeding that would not be reasonably likely to exceed $50,000 individually (or $100,000 in the aggregate) in costs, penalties and damages to such Person or Persons. Neither the Company nor the Subsidiary is bound by any judgment, award, determination, order, writ, injunction or decree of any court or federal, state, municipal or governmental department or any commission, board, bureau, agency, instrumentality, administrator or arbitrator compliance with which, or which if not complied with, could be reasonably expected to materially affect the Business. Nothing contained herein shall be deemed to raise any presumption that the threshold for a Proceeding required to be disclosed pursuant to this Section
4.11 shall be deemed to be material for purposes of satisfying the condition set forth in Section 7.2.


                  4.12 Labor Matters. There are no collective bargaining agreements or similar agreements applicable to any Persons employed by the Company or the Subsidiary, and each of the Company and the Subsidiary (i) have complied in all material respects with all applicable federal, state, and local legal requirements relating to its employees, arising from statutes relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination and the payment and withholding of Taxes and (ii) have complied with all applicable federal, state and local legal requirements relating to its employees arising from statutes relating to immigration and I-9 compliance. There is no labor strike, organized dispute, stoppage or lockout actually pending or, to the Knowledge of Seller, threatened against the Business, and since January 1, 2001, there has not been any such action. To the Knowledge of Seller, there is no organized slowdown actually pending or threatened against the Business, and since January 1, 2001, there has not been any such action. Except as set forth on Section 4.12 of the Disclosure Schedule, none of the employees of the Company or the Subsidiary is represented by any labor organization, and, to the Knowledge of Seller, since January 1, 2001, there have been no union organizing activities among any of the employees of the Company or the Subsidiary.

                  4.13 Intellectual Property Rights.

                         (a) The Company and/or the Subsidiary own, license or
otherwise possess legally enforceable rights to use all Intellectual Property. To the Knowledge of Seller, (i) no third party is infringing the Intellectual Property, (ii) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of the Company or the Subsidiary for the benefit of any other Person other than Seller; and (iii) no employee, independent contractor or agent of Seller, the Company, or the Subsidiary has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of Seller, the Company, or the Subsidiary.

                         (b) Seller has no Knowledge, and has not received any
written communication alleging, that the Company or the Subsidiary has violated any of the patents, licenses, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights of any Person or challenging Seller's ownership or use of, or the validity or enforceability of, any Intellectual Property. To the Knowledge of Seller, no third party is infringing upon or violating any of the Intellectual Property owned by the Company or the Subsidiary.

                         (c) Section 4.13(c) of the Disclosure Schedule sets
forth a true, complete and current list of all patents, patents pending, trademark/service mark applications and registrations, copyright applications and registrations and license agreements pertaining to the Intellectual Property. All renewal fees, maintenance fees, and other fees in respect of the Intellectual Property that have fallen due on or prior to the date of this Agreement have been paid. No Intellectual Property is the subject of any final refusal of registration. The consummation of the transactions contemplated hereby will not alter or impair any Intellectual Property.

                         (d) Neither the Company nor the Subsidiary is under any
obligation to pay royalties or other payments in connection with any agreement, nor is it restricted from assigning its rights respecting Intellectual Property, nor will it otherwise be, as a result of the execution, delivery, or performance of this Agreement, in breach of any agreement relating to the Intellectual Property. Each of the Company and the Subsidiary is in compliance with all license or other agreements pertaining to Intellectual Property.

                         (e) Except as set forth in Section 4.13(e) of the
Disclosure Schedule, to the Knowledge of Seller, no Person (except the Company and/or the Subsidiary), including, without limitation, any present or former employee, shareholder, officer or director of the Company or the Subsidiary, or agent or outside contractor of the Company or the Subsidiary, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property. Other than as part of the Business, neither Seller nor, to the Knowledge of Seller, any third party has used or currently uses any Trademarks listed on Section 4.13(c) of the Disclosure Schedule or any other trademark or service mark containing "Lehigh" in connection with goods or services identical or similar to those provided in the Business.

                         (f) To the Knowledge of Seller, the Company and the
Subsidiary's transmission, reproduction, use, display or modification (including framing and linking web site content) or other practices with respect to web, infomercial or other marketing content proprietary to any other Person do not infringe or violate any proprietary or other right of any other Person and no claim relating to such infringement or violation is pending, or, to the Knowledge of Seller, threatened.

                         (g) Each of the Company and the Subsidiary owns or has
the right to use all Software used in the Business.

                         (h) No unlicensed copies of any mass market Software
that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements are installed on any of the Company or the Subsidiary's computers or computer systems.

                  4.14 Contracts and Commitments. Section 4.14 of the Disclosure Schedule hereto sets forth a complete and accurate list of:

                         (a) Each Contract (other than open purchase orders)
with, and a complete and correct list of, (a) the top five customers of the Company (together with the Subsidiary) and the aggregate sales to such customers (identifying the approximate percent of total sales derived from each such customer), and (b) the top five (5) suppliers, by dollar volume of the Business and the aggregate dollar volume of purchases (broken down by principal categories) by the Business from such suppliers for such period, each for the six-month period ended June 30, 2003 and the twelve-month period ended December 31, 2002.

                         (b) Each Contract (other than open sales orders) that
involved the performance of services for or the delivery of goods or materials to the Company and/or the Subsidiary during the Company's most recently completed fiscal year of amount or value in excess of $100,000 or pursuant to which the Company or the Subsidiary is obligated to purchase future services, goods or materials in an amount or value that is reasonably expected to exceed $100,000;

                         (c) Each Contract that was not entered into in the
ordinary course of business that involves future expenditures or receipts in excess of $100,000 to which the Company and/or the Subsidiary is a party;

                         (d) Each license or other Contract with respect to the
Intellectual Property to which the Company and/or the Subsidiary is a party other than with respect to commercially available software;

                         (e) Each Contract relating to the borrowing of money or
a line of credit to which the Company and/or the Subsidiary is a party or pursuant to which the Company and/or the Subsidiary has guaranteed any indebtedness or obligation of any other Person;

                         (f) Each Contract with respect to environmental
remediation at any facility or property now or formerly owned by the Company and/or the Subsidiary;

                         (g) Each representative, distribution, marketing or
sales agency Contract to which the Company and/or the Subsidiary is a party;

                         (h) Each Contract containing covenants limiting the
freedom of the Company and/or the Subsidiary to engage in any line of business or to compete with any Person or covenants of another Person not to compete with the Company or the Subsidiary;

                         (i) Each sole source supply Contract for the purchase
of any material, raw material, component or product that is otherwise not generally available and that is used in the manufacture of any product of the Business;

                         (j) Each guaranty and indemnity by the Company and/or
the Subsidiary to any Person in connection with the supply of components or raw materials to the Business;

                         (k) All agreements with respect to the proposed
acquisition of any other entity, business, line of business or material amount of assets;

                         (l) All employment, severance or change of control
agreements with employees of the Company or the Subsidiary and all consulting agreements to which the Company or the Subsidiary is a party (other than unwritten employment arrangements terminable at will without payment of any contractual severance or other amount);

                         (m) Each agreement to which the Company or the
Subsidiary is a party or is otherwise bound with respect to the sharing of profits, revenues, losses, costs or liabilities of any Person or entity, other than those between the Company and the Subsidiary;

                         (n) All standard warranties made with respect to the
Business; and

                         (o) Any other Contract to which the Company or the
Subsidiary is a party that is material to the condition (financial or otherwise), results of operations, assets, properties, liabilities and business of the Company or the Subsidiary taken as a whole.

                  Neither the Company nor the Subsidiary is in breach or default with respect to any of the above Contracts and, to the Knowledge of Seller, no other party thereto is in breach or default with respect to any of the above Contracts, except, in each case, for such breaches or defaults as would not be reasonably likely to have a Material Adverse Effect, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Company has not received any written notice since January 1, 2002, of any breach or default with respect to any of the above Contracts. Neither the Company nor the Subsidiary is a party to any contract, agreement, binding bid, binding proposal, or binding quotation with any Governmental Entity.

                  4.15 Existing Condition. Except as disclosed in Section 4.15 of the Disclosure Schedule, since the date of the Balance Sheet there has not occurred (i) any Material Adverse Effect or any event, change or effect which is reasonably likely to have a Material Adverse Effect; (ii) any damage to, destruction or loss of any material asset of the Company or the Subsidiary not covered by insurance; (iii) any change by the Company in its accounting principles or policies; (iv) any material revaluation by the Company of any of its or the Subsidiary's assets, including, without limitation, writing off or writing down notes or accounts receivable or inventory, other than in the ordinary course of business consistent with past practice; (v) any increase in compensation outside of the ordinary course of business payable to any stockholder, director, officer or employee or entry into (or amendment of) any employment, severance or similar agreement with any stockholder, director, officer or employee; (vi) waiver of any material right, forbearance of any material debt or release of any material claim, except in each case in the ordinary course of business; (vii) adoption of or change in any Plan or labor policy; (viii) entry into, amendment, termination or receipt of notice of termination of any agreement which is required to be disclosed in the Disclosure Schedule, or any material transaction (including, without limitation, any such relating to capital expenditures); (ix) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease, or other disposition of any material asset or property of the Company or the Subsidiary or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or the Subsidiary, except, in each case, as permitted hereunder; (x) any capital expenditure in excess of $50,000, or additions made to property, plant and equipment used in the operations of the Business other than in the ordinary course of business; (xi) any loss or received notice of potential loss of any material customers or of a reduction in orders from any material customer; or (xii) any binding agreement to do any of the foregoing by the Company or the Subsidiary.

                  4.16 Employee Benefit Plans

                         (a) Section 4.16 of the Disclosure Schedule contains a
complete list of all "employee benefit plans" as defined in Section 3(3) of ERISA ("PLANS"), sponsored, maintained or contributed to, or required to be contributed to, by the Company. All Plans required to be listed in Section 4.16 of the Disclosure Schedule have been administered in substantial compliance with their terms and the applicable provisions of ERISA and the Code. With respect to each Plan required to be listed in Section 4.16 of the Disclosure Schedule, (i) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code, including, but not limited to, the American Manufacturing Corporation 401(k) Plan, is so qualified and is the subject of a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (ii) all contributions required under the terms of the Plans or under applicable law have been made within the time required by law and the terms of the Plans; (iii) there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan; (iv) no fiduciary of any such Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Plan; and (v) there are no inquiries, proceedings, claims or suits pending or threatened by any governmental agency or authority or by any participant or beneficiary against any of the Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Plans with respect to the design or operation of the Plans, other than routine claims for benefits.

                         (b) Neither the Company nor any entity required to be
aggregated with the Company under Section 414(b), (c), (m), or (o) of the Code ("ERISA AFFILIATE") contributes (or is obligated to contribute) to a "multiemployer plan" as such term is defined in ERISA Section 3(37) and, during the six-year period ending on the Closing Date, neither the Company nor any ERISA Affiliate has contributed or been obligated to contribute to such a plan.

Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability as a result of a complete or partial withdrawal, as those terms are defined in Part I of Subtitle E of Title IV of ERISA, from a multiemployer plan that has not been satisfied in full. Neither the Company nor any ERISA Affiliate has received any notification, or has any reason to believe that any multiemployer plan to which any of them contributes or is obligated to contribute is in reorganization, is insolvent, has been terminated, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

                         (c) There are no unsatisfied liabilities to
participants, the IRS, the United States Department of Labor ("DOL"), the Pension Benefit Guaranty Corporation ("PBGC") or to any other person or entity which have been incurred as a result of the termination of any Plan ever maintained by the Company or any ERISA Affiliate. With respect to each Plan maintained by the Company or any ERISA Affiliate which is subject to the minimum funding requirements of Part 3 of Subtitle B of Title I of ERISA or subject to
Section 412 of the Code (i) there does not exist any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code and there has been no waived funding deficiency within the meaning of
Section 303 of ERISA or Section 412 of the Code; (ii) no "reportable event," as defined in Section 4043 of ERISA for which notice has not been waived by the regulations issued under such Section has occurred; (iii) all premiums to the PBGC have been timely paid in full; and (iv) the Company and the Subsidiary have not incurred, and the Company does not have any reason to expect that the Company or the Subsidiary will incur, any liability to the Pension Benefit Guaranty Corporation (other than with respect to premium payments not yet due) or otherwise under Title IV of ERISA or under the Internal Revenue Code with respect to any Plan.

                         (d) All reports and information required to be filed
with the DOL, IRS and PBGC or furnished to plan participants and their beneficiaries with respect to each Plan required to be listed in Section 4.16 of the Disclosure Schedule, including, but not limited to, any required Form 5500, have been so filed and/or furnished and no material change has occurred with respect to matters covered by the most recent Form 5500 since the date thereof. Seller has delivered to Buyer, with respect to the Plans required to be listed in Section 4.16 of the Disclosure Schedule, correct and complete copies of the Plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service with respect to each Plan, the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts and other funding arrangements which implement each such Plan.

                         (e) The consummation of the transactions contemplated
herein will not, either alone or in combination with another event, (i) entitle any employee or any current or former employee, officer, director, consultant or agent of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation or benefits due to any such individual.

                         (f) There has been no violation of the "continuation
coverage requirement" of "group health plans" as set forth in Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA (sometimes referred to as "COBRA") with respect to any Plan maintained by the Company or any ERISA Affiliate to which such continuation coverage requirements apply. There has been no violation of the health insurance obligations imposed by Section 9801 of the Code and Part 7 of Subtitle B of Title I of ERISA with respect to any Plan to which such insurance obligations apply. Neither the Company nor any ERISA Affiliate has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of the Company has incurred a tax under Section 5000(a) of the Code which is or is reasonably expected to become a liability of the Company or an ERISA Affiliate.

                         (g) Other than such continuation of benefit coverage
under group health plans as is required by applicable law, neither the Company nor the Subsidiary maintains retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

                         (h) All employee benefits required under the
Subsidiary's agreement with the Union of Employees of Trade and Industry, Particular and Similar de Yucatan have been provided substantially in accordance with the terms of such agreement and the applicable provisions of Mexican law.

                         (i) For purposes of the representations set forth in
Section 4.16(a), in the second sentence of Section 4.16(c), and in the first sentence of Section 4.16(d), the term "Plan" shall also include the Lehigh Sales and Hourly Pension Plan as in effect prior to its merger into and with the American Manufacturing Corporation and Subsidiaries Pension Plan.

                         (j) The Company has no unsatisfied liabilities with
respect to any employee benefit plan, as defined in Section 3(3) of ERISA, which it has ever maintained or to which it has ever contributed other than with respect to those Plans listed in Section 4.16 of the Disclosure Schedule.

                  4.17 Directors and Officers. Section 4.17 of the Disclosure Schedule sets forth the names of all directors and officers of the Company.

                  4.18 Compliance with Laws. Each of the Company and the Subsidiary is in compliance in all material respects with, and since January 1, 2002 has not received any written notice of any violation or delinquency with respect to, any Laws applicable to the Business. Each of the Company and the Subsidiary possesses all licenses, permits, registrations and government approvals (collectively, "PERMITS") (other than Permits required under any Environmental Law which are exclusively provided for in Section 4.19) which are required in order for the Company and the Subsidiary to conduct the Business as presently conducted, except for such Permits as to which the failure to possess would not be reasonably likely to have a Material Adverse Effect. Each Permit is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Seller, threatened administrative or judicial proceeding to revoke, cancel or declare such Permit invalid in any respect.

                  4.19 Environmental Compliance.

                         (a) The Company and the Subsidiary are in material
compliance with and have not received any written notice of any violation or delinquency with respect to, any Law, or any agreement with, or any Permit or order from, any governmental, regulatory or administrative authority, to which the operation of the Business or any of its assets or personnel is subject and which relates to the protection of the environment (indoors or outdoors) or the regulation of Hazardous Materials including, without limitation, any Environmental Laws. Neither the Company, the Subsidiary, nor any of the Properties, has been made subject to any claim, judgment, decree, order, arbitration award, deed restriction, permit condition, licensing restriction or any other restriction of the operation of the Business by any federal, state or local governmental, regulatory or administrative authority relating to Environmental Laws which is reasonably likely to have a Material Adverse Effect. Except as set forth on Section 4.19 of the Disclosure Schedule, the Company and the Subsidiary have obtained all Permits required under Environmental Laws for the conduct of the Business and such Permits are set forth on Section 4.19 of the Disclosure Schedule. Without limiting the foregoing, Seller represents that the compliance conditions described in the January 2003 Draft Environmental and Environmental Health Compliance Evaluation of the Leslie-Locke facility located at 675 West Manville Street, Compton, California, prepared by Jorgensen Environmental Compliance Services, Inc. have been adequately addressed and that any conditions of noncompliance have been corrected.

                         (b) There is no Environmental Claim pending or, to the
Knowledge of the Company or Seller, threatened against the Company, the Subsidiary or the Properties. To Knowledge of Seller, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Materials that could form the basis of any Environmental Claim relating to the Business or against the Company or the Subsidiary or the Properties.

                         (c) Neither the Company nor the Subsidiary use or, to
the Knowledge of Seller, has used, any Hazardous Materials on, at, beneath or near any of the Properties or any surface waters or groundwaters thereon or thereunder in violation of Environmental Laws. Neither the Company nor the Subsidiary own or operate, and, to the Knowledge of Seller, have ever owned or operated, an "underground storage tank" containing a "regulated substance," as such term is defined in Subchapter IX of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6991 et seq., or, own or operate, and, to the Knowledge of Seller, have ever owned or operated, a surface impoundment, landfill, or gas or oil well, PCB containing electrical equipment, urea formaldehyde containing materials, or asbestos containing materials. Seller has delivered or otherwise made available for inspection to Buyer or its agents true, complete and correct copies of all current Phase I Environmental Site Assessments possessed or initiated by or on behalf of Seller, the Company, or the Subsidiary pertaining to Hazardous Materials on, at, beneath or near any of the Properties or any surface waters or groundwaters thereon or thereunder, or any current reports, studies or assessments regarding existing material noncompliance with or liability under any Environmental Law.

                         (d) Neither the Company nor the Subsidiary have any
obligations under any agreement with any Person or pursuant to an order of a Governmental Entity for conducting any site investigation or cleanup that would be triggered by the execution of this Agreement or consummation of the transactions contemplated by this Agreement. Neither the Company nor the Subsidiary now or, to the Knowledge of Seller, in the past has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials in violation of Environmental Laws or, to the Knowledge of Seller, owned, occupied or operated any facility or property so as to give rise to liabilities of the Company or the Subsidiary for response costs, natural resource damages or attorneys fees pursuant to any

Environmental Law. Neither the Company nor the Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Law.

                  4.20 Transactions With Affiliates. Section 4.20 of the Disclosure Schedule sets forth for each Person who is an Affiliate every agreement, undertaking, understanding or compensation arrangement of any Affiliate with the Company and/or the Subsidiary (other than normal employment arrangements) and any interest of any Affiliate in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Business. Since January 1, 2002, to the Knowledge of Seller, none of the Affiliates (other than SRTI), executive officers or directors of the Company or the Subsidiary has been a director or executive officer of, or has had any direct or indirect interest in (excluding the ownership of no more than 2% of the outstanding securities in any publicly traded company), any firm, corporation, association or business enterprise which during such period was one of the top fifteen customers of the Company by dollar volume of sales or supplier of the Company satisfying the requirements for disclosure set forth in Section 4.14(a).

                  4.21 Insurance. The Company and the Subsidiary maintain insurance under various insurance policies, as set forth in Section 4.21(a) of the Disclosure Schedule. Each of the Company and the Subsidiary has complied with all terms and conditions of such policies, including premium payments, and such policies are, to the Knowledge of Seller, valid and enforceable in accordance with their terms. Neither the Company nor the Subsidiary has received
(i) any written notice of cancellation of any policy or binder of insurance required to be identified in Section 4.21(a) of the Disclosure Schedule or refusal of coverage thereunder; (ii) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated; or (iii) any other indication that any such policy or binder may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder. There is no claim pending by or on behalf of the Company or the Subsidiary against any of the insurance carriers under any of such policies and, to the Knowledge of Seller, there has been no actual or alleged occurrence of any kind which would be reasonably likely to give rise to any such claim. The Company has not made any claims under any such policy at any time since January 1, 2001, except as set forth in Section 4.21(a) of the Disclosure Schedule.

                  4.22 Inventory. All inventory of the Company and the Subsidiary used in the Business as set forth in the Financial Statements consists of raw materials, work-in-process and finished goods of a quality and quantity usable or salable in the ordinary course of the Business except for obsolete and slow-moving items and items which are below standard quality which have been written down to estimated net realizable value ("OBSOLETE INVENTORY"). The value at which inventories were reflected in the Financial Statements was stated at the lower of cost or market, with cost determined using the last in - first out (LIFO) inventory valuation principle, subject to provisions for or omissions of Obsolete Inventory, all in accordance with GAAP, applied on a basis consistent with that of the preceding fiscal year. All Inventory that is not in transit is located only at the locations as set forth on Schedule 4.22 of the Disclosure Schedule.

                  4.23 Accounts Receivable. All accounts receivable of the Business as set forth in the Financial Statements are, and all accounts receivable which have arisen or arise between the date of the Interim Financial Statements and the Closing Date are and will be, genuine, valid, binding and subsisting, having arisen or arising out of bona fide sales and deliveries of products or the performance of services in the ordinary course of business consistent with past practice and are subject to no defenses, counterclaims or set-offs (other than in the ordinary course). The allowances for bad debts reflected in the Financial Statements are reasonable, adequate and appropriate based on the Company's prior experience and are in accordance with GAAP, applied on a basis consistent with that of the preceding fiscal year.

                  4.24 Brokers. No Person acting on behalf of the Company or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement, other than US Bancorp Piper Jaffray Inc, whose fees and expenses will be paid in full by Seller at Closing.

                  4.25 Product Liability. There has not been any recall of any product, substance or material produced, distributed or sold by or on behalf of the Business (a "PRODUCT") since January 1, 2001. To the Knowledge of Seller, no Product contains a design or manufacturing defect that would be reasonably likely to have a Material Adverse Effect.

                  4.26 Absence of Certain Business Practices. To the Knowledge of Seller, neither the Company, the Subsidiary, nor any of their respective directors or executive officers, acting alone or together, has: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Company or the Subsidiary has done business; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person with whom the Company or the Subsidiary has done business, except where (i) such actions have not subjected, or would not reasonably be expected to subject the Company, the Subsidiary, or their respective executive officers or directors to any fine or penalty in any criminal or governmental litigation or proceeding, (ii) if not given in the past, such actions would not reasonably be expected to have Material Adverse Effect or (iii) if not continued in the future, such actions would not reasonably be expected to have a Material Adverse Effect.

              SECTION 5 - REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller, as of the date of this Agreement, that:

                  5.1 Incorporation and Good Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the properties and assets used in connection therewith.

                  5.2 Power and Authorization. Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under any other agreement, instrument or other document necessary to consummate the transactions contemplated herein (the "BUYER CLOSING DOCUMENTS"). The execution, delivery and performance by Buyer of this Agreement and the Buyer Closing Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms and, when executed and delivered as contemplated herein, each of the Buyer Closing Documents shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally, general equitable principles, the discretion of courts in granting equitable remedies and matters of public policy.

                  5.3 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement nor any other agreement, instrument or other document necessary to consummate the transactions contemplated herein by Buyer nor the consummation by Buyer of the transactions provided for herein or therein will conflict with, violate, or result in a breach of or default under any material contract or agreement to which Buyer is a party or by which it is bound or any law, permit, license, order, judgment or decree applicable to Buyer or any provision of the charter or bylaws of Buyer, except in each case, for such violations, conflicts, breaches, defaults or losses as would not adversely affect the Buyer's ability to consummate the transactions contemplated hereby.

                  5.4 Litigation. There is no pending action or Proceeding that has been commenced or, to the knowledge of Buyer, threatened against Buyer that may have the effect of preventing, delaying, or making illegal the transactions contemplated herein.


                  5.5 Consents. Except for filings under the HSR Act and consents from the Buyer's lenders (the "Bank Consents") or as set forth in
Section 5.5 of the Buyer Disclosure Schedule, no consent, authorization, waiver by or filing with any governmental agency, administrative body or other third party is required in connection with the execution or performance of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, authorizations, waivers or filings, as to which the failure to obtain would not adversely affect the Buyer's ability to consummate the transactions contemplated hereby.


                  5.6 Sufficient Funds. Provided that Seller has satisfied (or can demonstrate that it is capable of satisfying on or before the Closing Date) all of the conditions set forth in Section 7 (other than the conditions, if any, that have been waived in writing by Buyer), Buyer will have available to it sufficient funds to pay the aggregate Purchase Price set forth in Section 2.1(a) and will have obtained any required Bank Consents.

                  5.7 Investment Representations.

                         (a) Buyer is acquiring the Securities for its own
account for purposes of investment and not for the account of any other Person, not for resale to any other Person, and not with a view to or in connection with a sale or distribution of the Securities. Buyer has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment for the disposition of the Securities by Buyer.

                         (b) Buyer understands that (i) the Securities have not
been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the securities laws of any state or other jurisdiction, (ii) the Securities may not be sold, transferred, or otherwise disposed of without registration under the Securities Act and under any applicable state or other jurisdiction's respective securities laws, or an exemption therefrom, and that without an effective registration statement covering the Securities or an available exemption from registration under the aforementioned securities laws (including, without limitation, the Securities Act), the Securities must be held indefinitely and (iii) Seller does not have any obligation to register the Securities.

                         (c) Buyer acknowledges that (i) Buyer has sufficient
knowledge and experience in finance and business matters that it is capable of evaluating the risks and merits of its investment in the Securities and Buyer is able financially to bear the risks thereof; and (ii) Buyer and its directors, officers, employees, attorneys, accountants and advisors have been given the opportunity to ask questions of the officers and management employees of the Company and the Subsidiary concerning the terms and conditions of this Agreement and the transactions contemplated herein, the purchase of the Securities, and the Business. Buyer acknowledges that the representations and warranties contained in this Agreement, as modified by the Disclosure Schedule, shall be deemed to be the only representations and warranties made with respect to Seller, the Company, the Subsidiary or the Business.

                  5.8 Issuance of Buyer Common Stock. If Buyer issues shares of Buyer Common Stock on the Contingent Consideration Closing Date, such shares, when so issued, will be validly issued by Buyer, fully paid and nonassessable securities of Buyer, and issued in compliance with applicable federal and state securities laws.

                  5.9 Brokers. No Person acting on behalf of Buyer or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

               SECTION 6 - COVENANTS OF THE PARTIES UNTIL CLOSING

                  6.1 Conduct of Business Pending Closing. Except as set forth in Section 6.1 of the Disclosure Schedule or as otherwise expressly provided in this Agreement, between the date hereof and the Closing, except as otherwise agreed in writing by Buyer, the Company shall, and shall cause the Subsidiary to operate their respective businesses only in the ordinary course consistent with past practices and to use commercially reasonable efforts to preserve intact their business organization and good will in all material respects, including without limitation the good will and relationships of the Company and the Subsidiary's customers, suppliers, employees and vendors, and shall also:

                         (a) maintain their respective existence, and discharge
debts, liabilities and obligations as they become due, and operate in the ordinary course in a manner consistent with past practice and in compliance in all material respects with all applicable Laws, authorizations, and Contracts (including, without limitation, those identified in the Disclosure Schedule);

                         (b) maintain their respective facilities and assets in
the same state of repair, order and condition as they were on the date hereof, reasonable wear and tear excepted;

                         (c) maintain their respective books and records in
accordance with past practice, and use commercially reasonable efforts to maintain in full force and effect all authorizations and all insurance policies and binders;

                         (d) use commercially reasonable efforts to maintain
their respective relations and goodwill with the landlords, suppliers, customers, employees and others having a business relationship with the Company or the Subsidiary; and

                         (e) file, when due or required, subject to applicable
extensions, federal, state, foreign and other Tax Returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted.

                  6.2 Negative Covenants. Except as set forth in Section 6.2 of the Disclosure Schedule or as otherwise expressly provided in this Agreement, between the date hereof and the Closing, without the prior written consent of Buyer, the Company shall not, and shall not allow the Subsidiary to:

                         (a) make any change in the Company's or the
Subsidiary's authorized or issued capital stock or other securities, grant any option or other right to purchase securities of the Company or the Subsidiary, issue or make any security convertible into capital stock, grant any registration rights, or purchase, redeem, retire or make any other acquisition of any shares of capital stock or other securities;

                         (b) amend the certificate or articles of incorporation
or bylaws (or equivalent governing documents) of the Company or the Subsidiary;

                         (c) fail to pay or discharge when due any material
liability or obligation of the Company or the Subsidiary;

                         (d) make, enter into, amend in any material respect,
renew, extend or terminate any agreement, commitment or transaction, including, without limitation, any Contract set forth on Section 4.14 of the Disclosure Schedule, other than in the ordinary course of business, consistent with past practice and having a term or duration of less than one year;

                         (e) enter into any Contract with Seller or any
Affiliate of Seller;

                         (f) make any material change in the conduct of the
Business;

                         (g) make any sale, assignment, transfer, abandonment or
other conveyance of the assets of the Company or the Subsidiary or any part thereof, except transactions pursuant to existing contracts set forth in the Disclosure Schedule and dispositions of inventory or of worn-out or obsolete equipment and machinery in the ordinary course of business consistent with past practice;

                         (h) subject any of the assets of the Company or the
Subsidiary, or any part thereof, to any Encumbrance, other than such Encumbrances as may arise in the ordinary course of business consistent with past practice by operation of law and that will not, individually or in the aggregate, interfere materially with the use, operation, enjoyment or marketability of any of the assets of the Company or the Subsidiary;

                         (i) acquire any assets, raw materials or properties,
other than in the ordinary course of business consistent with past practice;

                         (j) enter into any new (or amend any existing) Plan or
employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any Plan) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practice;

                         (k) without notifying Buyer in writing at least five
(5) business days prior thereto, (A) make any change in any tax election or in any accounting principle, method, estimate or practice (except for any such change required by reason of a concurrent change in GAAP) or (B) except in the ordinary course of business consistent with past practice, write down the value of any inventory or write off as uncollectible any accounts receivable;

                         (l) settle, release or forgive any claim or litigation
or waive any right, in an amount greater than $50,000 or having a term or duration of more than one year or other than in the ordinary course of business and consistent with past practice;

                         (m) enter into any real property lease, sublease or
occupancy agreement or assign or sublet any existing real property lease, sublease or occupancy agreement;


                         (n) make any distributions to Seller or its Affiliates
that in the good faith determination of Seller would reduce the Company's Tangible Net Worth to below $42,000,000; provided, that, notwithstanding anything herein to the contrary, Buyer's sole remedy for a breach of this
Section 6.2(n) shall be the purchase price adjustment described in Section 2.1(c) above; or


                         (o) agree or commit to do any of the foregoing.

                  6.3 Access. Buyer and its respective officers, directors, attorneys, accountants and representatives, and the Buyer's lenders and their officers, directors, attorneys, accountants and representatives, shall be permitted to examine the property, books and records of the Company and the Subsidiary, and such officers, directors, attorneys, accountants and representatives shall be afforded reasonable access during normal business hours to such property, books and records upon reasonable prior notice and Seller shall furnish promptly to

Buyer all other information concerning the Business, its properties and its personnel as Buyer may reasonably request, provided that no investigation or receipt of information pursuant to this Section 6.3, or otherwise, shall qualify any representation or warranty of Seller, the Company or the Subsidiary or the conditions to the obligations of Buyer. Anything in this Section 6.3 or elsewhere in this Agreement to the contrary notwithstanding, effective as of the Closing, Buyer waives, and at Closing shall cause the Company and the Subsidiary to waive, all rights that Buyer, the Company or the Subsidiary may have, if any, to any notes, work product or communications within the attorney-client privilege (collectively, the "ATTORNEY MATERIALS") to or from the Seller or any of its Affiliates prepared or received by Drinker Biddle & Reath LLP in the course of their representation of Seller and the Company in connection with and relating to the transactions contemplated by this Agreement to the extent any such right would arise as a result of Drinker Biddle & Reath LLP also having been engaged by or receiving payments from the Company or the Subsidiary in connection with such transactions; provided that such waivers shall be null and void and of no effect with respect to Attorney Materials that are not protected by the attorney-client privilege if it is asserted.

                  6.4 Consents. Prior to the Closing, Seller (i) shall, at its cost and expense, and with the reasonable cooperation of Buyer, use its commercially reasonable efforts to obtain all consents, permits, approvals of, and exemptions by, any Governmental Entity or third party necessary or desirable for the consummation of the transactions contemplated by this Agreement as set forth in Section 6.4 of the Disclosure Schedule (the "MATERIAL CONSENTS") and
(ii) shall diligently assist and cooperate with Buyer in preparing and filing all documents required to be submitted by Buyer to any Governmental Entity in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Buyer in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Buyer all information concerning Seller, the Company, or the Subsidiary that counsel to Buyer determines is required to be included in such documents or would be helpful in obtaining any such required consent, waiver, authorization or approval). Without limiting the generality of the foregoing, in the event the landlord under that certain lease listed as item (c)1 in Section 4.14 of the Disclosure Schedule requires an additional security deposit in connection with the transactions contemplated by this Agreement, as provided for in such lease, at the Closing Buyer shall deposit such additional security deposit with such landlord to the extent commercially reasonable.

                  6.5 HSR. Each of the parties hereto undertakes and agrees to file as soon as practicable, and in any event within five business days after the date of this Agreement, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice, Antitrust Division (the "ANTITRUST DIVISION"), and to make any other competition filing or notifications required by any other governmental authority as promptly as practicable. Each of the parties shall (i) respond as promptly as practicable to any formal or informal inquiries received from the FTC or the Antitrust Division for additional information or documentary materials, and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust or competition matters, (ii) take all commercially reasonable steps to seek early termination of any applicable waiting period under the HSR Act or any similar laws and to obtain all required approvals, and (iii) refrain from entering into any agreement with the FTC or the Antitrust Division or any governmental authority not to consummate or delay consummation of or to give notice of consummation other than as required by law, of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed). Each of the parties or its counsel shall promptly notify the other party or its counsel of any written or oral communication to that party or counsel from the FTC, the Antitrust Division, any State Attorney General or any other governmental authority and shall permit the other party or its counsel to review in advance any proposed written communication to any of the foregoing. Notwithstanding the foregoing or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, none of Buyer, Seller, the Company, or the Subsidiary shall be required to (i) divest or hold separate or otherwise take or commit to take any action that limits Buyer's freedom of action with respect of, or its ability to retain, the Company or the Subsidiary or any material portions thereof or any of the businesses, product lines, properties or assets of Buyer, the Company, or the Subsidiary, without Buyer's prior written consent; or (ii) commence any litigation against any entity in order to facilitate the consummation of any of the transactions contemplated hereby.

                  6.6 INTENTIONALLY OMMITTED

                  6.7 No Solicitation.

                         (a) Seller and the Company shall not, directly or
indirectly, continue, initiate or participate in discussions or negotiations with, or provide any nonpublic information to, any Person (other than Buyer and its representatives in connection with the transactions contemplated by this Agreement) concerning any sale of assets (other than in the ordinary course of its business consistent with past practice) or shares of capital stock of the Company or any merger, consolidation, recapitalization, liquidation or similar transaction involving the Company (collectively, a "COMPANY ACQUISITION TRANSACTION").

                         (b) Seller and the Company will promptly communicate to
Buyer the terms of any inquiry or proposal that it may receive after the date of this Agreement in respect of a Company Acquisition Transaction. Any notification under this Section 6.7 shall include the identity of the Person making such proposal, the terms of such proposal and any other information with respect thereto as Buyer may reasonably request.

                         (c) In the event of a breach of this Section 6.7 by
Seller or the Company, in addition to any other remedies available to Buyer, Buyer shall be entitled to seek equitable remedies in a court of competent jurisdiction, including the equitable remedy of specific performance with respect to the transactions set forth in this Agreement, and shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine.


                  6.8 Assumption and Release of Real Estate Debt. At or prior to the Closing, the Company shall assign and transfer to Seller (or such other Person as Seller may designate) all of its right, title and interest (other than any interest therein as a tenant pursuant to the Macungie Lease) in and to the land, building and other structures, including all building systems and fixtures (for the sake of clarity, the term fixtures does not include trade fixtures, moveable office furniture and furnishings, signs, machinery and equipment), located in Macungie, Lehigh

County, Pennsylvania, and used by the Company in the operation of the Business (collectively, the "REAL ESTATE"), under and subject to all Encumbrances, and subject to the assumption by Seller of, and the release of the Company from, the Real Estate Debt. Seller (or such other Person as Seller may designate) shall use commercially reasonable efforts to assume and obtain the complete and irrevocable release of the Company from any and all obligations of the Company under and in connection with the Real Estate Debt, including, without limitation, documents evidencing the release of all liens or security interests upon or in any of the assets of the Company.


                  6.9 Assumption and Release of Bank Debt. In connection with either the assumption by 6.10 Seller (or such other Person as Seller may designate) of the Bank Debt or the payoff of the Bank Debt in accordance with
Section 9.4, Seller shall use commercially reasonable efforts to obtain payoff letters and other written documents evidencing the complete and irrevocable release of the Company from any and all obligations under and in connection with the Bank Debt including, without limitation, the release of all liens or security interests upon or in any assets of the Company.


                  6.10 Landlord Waivers. Seller shall use commercially reasonable efforts to obtain landlord waivers, in the form reasonably required by Buyer's lenders, from the lessors that lease real property to the Company located at 675 West Manville Street, Los Angeles, California and at 1401 Artesia Blvd., Los Angeles, California. Seller shall provide a landlord waiver with respect to the real property located at 2834 Schoeneck Road, Macungie, Pennsylvania.


        SECTION 7 - CERTAIN CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                  Unless waived by Buyer, the obligation of Buyer to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  7.1 Deliveries at Closing. Seller shall have delivered, or caused to be delivered, to Buyer all items required pursuant to Section 9.2.

                  7.2 Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (ii) containing a specific reference to a Material Adverse Effect or other materiality qualification, which, giving effect to such specific reference or qualification, shall be true and correct in all respects), and Buyer shall have received a certificate dated the Closing Date to that effect, signed by the chief executive officer or president of Seller.

                  7.3 Performance of Covenants. Seller and the Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to Closing, and Buyer shall have received a certificate dated the Closing Date to that effect signed by the chief executive officer or president of Seller.

                  7.4 Approvals. (a) All Material Consents shall have been obtained in form and substance reasonably satisfactory to the Buyer and shall be in full force and effect on the Closing Date, (b) all waiting periods applicable under the HSR Act shall have expired or been terminated, and (c) any other material governmental consent, authorization or filing requirement required for Buyer to consummate the transactions contemplated by this Agreement shall have been obtained or otherwise complied with.


                  7.5 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no Proceeding shall have been brought or threatened by any Person (other than Buyer or an Affiliate of Buyer) which questions the validity or legality of this Agreement or the transactions contemplated herein.

                  7.6 Assumption and Release of Real Estate Debt. Buyer shall have received evidence reasonably satisfactory to it of the assumption by Seller (or such other Person as Seller may designate) of, and the complete and irrevocable release of the Company from, any and all obligations of the Company under and in connection with the Real Estate Debt, including, without limitation, the release of all liens or security interests upon or in any of the assets of the Company.

                  7.7 Assumption and Release of Bank Debt. Buyer shall have received evidence reasonably satisfactory to it of the assumption by Seller (or such other Person as Seller may designate) of (or the payoff of the Bank Debt in accordance with Section 9.4), and the complete and irrevocable release of the Company from, any and all obligations under and in connection with the Bank Debt including, without limitation, the release of all liens or security interests upon or in any assets of the Company.

                  7.8 Termination of Stock Appreciation Rights Plan. Buyer shall have received evidence reasonably satisfactory to it of the termination of the Stock Appreciation Rights Plan.

                  7.9 No Material Adverse Effect. There shall not have occurred any event or condition which has had, or could reasonably be expected to have, a Material Adverse Effect.

        SECTION 8 - CERTAIN CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

                  Unless waived by Seller, the obligation of Seller to consummate the transactions contemplated hereunder is subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  8.1 Deliveries at Closing. Buyer shall have delivered, or caused to be delivered, to Seller all items required pursuant to Section 9.3.

                  8.2 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties (i) made as of a specified date, which shall be true and correct in all material respects as of the specified date, and (ii) containing a specific reference to a materiality qualification, which, giving effect to such specific reference, shall be true and correct in all respects), and Seller shall have received a certificate dated the Closing Date to that effect, signed by an authorized officer of Buyer.

                  8.3 Performance of Covenants. Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to Closing, and Seller shall have received a certificate dated the Closing Date to that effect signed by an authorized officer of Buyer.


                  8.4 Approvals. (a) All waiting periods applicable under the HSR Act shall have expired or been terminated and (b) any other material governmental consent, authorization or filing requirement for Seller to consummate the transactions contemplated by this Agreement shall have been obtained or otherwise complied with.


                  8.5 Legal Matters. The Closing shall not violate any order or decree of any court or governmental body of competent jurisdiction and no Proceeding shall have been brought or threatened by any Person (other than Seller or an Affiliate of Seller) which questions the validity or legality of this Agreement or the transactions contemplated herein.

                              SECTION 9 - CLOSING

                  9.1 Time and Place of Closing. The closing of the purchase and sale of the Stock (the "CLOSING") pursuant to this Agreement shall take place at the offices of Kane Kessler, P.C, 1350 Avenue of the Americas, New York, New York 10019, commencing at 10:00 A.M., local time on August 28, 2003 or as soon thereafter as the conditions to the Closing set forth in Section 7 and Section 8 shall have been satisfied or waived, or at such other date, time or place as may be agreed to by Buyer and Seller (the "CLOSING DATE"). Subject to Section 10, failure to consummate the Closing shall not result in the termination of this Agreement or relieve any Person of any obligation hereunder.

                  9.2 Deliveries at the Closing by Seller. At the Closing, in addition to the other actions contemplated elsewhere herein, Seller shall deliver or cause to be delivered to Buyer:

                         (a) a stock certificate evidencing the Stock, free and
clear of Encumbrances, accompanied by a stock power duly executed in blank and sufficient to convey to Buyer good and valid title to the Stock together with all accrued benefits and rights attaching thereto;

                         (b) an agreement relating to the transfer of the
Subsidiary Interest (the "ASSIGNMENT AGREEMENT"), duly executed by AMCDE;

                         (c) a counterpart of a lease agreement relating to the
lease of the Real Estate in substantially the form of EXHIBIT B (the "MACUNGIE LEASE"), duly executed by Seller;

                         (d) a counterpart of a non-compete agreement in
substantially the form of EXHIBIT C (the "NON-COMPETE AGREEMENT"), duly executed by Samson Rope Technologies, Inc, a Pennsylvania corporation and an Affiliate of Seller ("SRTI");

                         (e) a counterpart of a license agreement in
substantially the form of EXHIBIT D (the "SAMSON LICENSE"), duly executed by SRTI;

                         (f) a counterpart of a supply agreement in
substantially the form of EXHIBIT E (the "SUPPLY AGREEMENT"), duly executed by SRTI

                         (g) a counterpart of a registration rights agreement in
substantially the form of EXHIBIT F (the "REGISTRATION RIGHTS AGREEMENT"), duly executed by Seller and the participants under the Stock Appreciation Rights Plan;

                         (h) a counterpart of the Keller Employment Agreement,
duly executed by Frederick W. Keller;


                         (i) (1) a certificate of the secretary or an assistant
secretary of Seller and the Company certifying as of the Closing Date the following: (A) copies, certified by the appropriate governmental authority as of a date not more than 30 days prior to the Closing Date, of the articles of incorporation of the Company and all amendments thereto, (B) copies of the bylaws of the Company, as amended,, (C) copies of resolutions of the board of directors of Seller and the Company authorizing the execution and delivery of this Agreement and any other agreement, instrument or other document necessary for Seller to consummate the transactions contemplated hereby and (D) the name, title and incumbency of, and bearing the signatures of, the officers of Seller and the Company authorized to execute and deliver this Agreement and any other agreement, instrument or document necessary for Seller to consummate the transactions contemplated hereby, (2) a certificate or certificates of the secretary or an assistant secretary of the Subsidiary attaching the following, each certified by a notary public: (A) copies of the articles of incorporation of the Subsidiary and all amendments thereto, (B) copies of the current bylaws of the Subsidiary, and (C) copies of the power of attorney of the officers of the Subsidiary authorized to execute any agreement, instrument or other document necessary to consummate the transactions contemplated hereby, (3) a certificate or certificates of the secretary or an assistant secretary of AMCPA attaching the following: (A) copies of resolutions of the board of directors of AMCPA authorizing the execution and delivery of the Joinders and (B) the name, title and incumbency of, and bearing the signatures of, the officers of AMCPA authorized to execute and deliver the Joinders, and (4) a certificate or certificates of the secretary or an assistant secretary of SRTI attaching the following: (A) copies of resolutions of the board of directors of SRTI authorizing the execution and delivery of the Samson License, the Supply Agreement and the Non-Compete Agreement, and (B) the name, title and incumbency of, and bearing the signatures of, the officers of SRTI authorized to execute and deliver the Samson License, the Supply Agreement and the Non-Compete Agreement;


                         (j) the certificate required as a condition to Buyer's
obligation to close under Sections 7.2 and 7.3 (the "SELLER CLOSING
CERTIFICATE");

                         (k) resignations of the directors and certain officers
of the Company and the Subsidiary as requested by Buyer effective as of the Closing Date;

                         (l) a legal opinion from Drinker Biddle & Reath LLP,
counsel for each of Seller and AMCPA, dated as of the Closing, stating that such opinion may be relied upon by Buyer's lenders and in form and substance reasonably satisfactory to Buyer;


                         (m) a letter from Environmental Resources Management,
Inc. stating that Buyer may rely on its report dated June 2003 and addressed to Seller and/or the Company as if such reports were addressed to Buyer, in form and substance reasonably satisfactory to Buyer; and

                         (n) such other documents and instruments as the Buyer
may reasonably request.


                  9.3 Deliveries at the Closing by Buyer. At the Closing, in addition to the other actions contemplated elsewhere herein, Buyer shall deliver, or shall cause to be delivered, to Seller:

                         (a) the Purchase Price, by wire transfer in immediately
available funds or by certified or bank cashiers' check payable to the order of Seller; provided, however, that if Seller has not elected to assume the Bank Debt, the Purchase Price shall be paid in accordance with Section 9.4;

                         (b) a counterpart of the Macungie Lease, duly executed
by the Company;


                         (c) a counterpart of the Non-Compete Agreement, duly
executed by the Company;


                         (d) a counterpart of the Samson License, duly executed
by the Company;

                         (e) a counterpart of the Supply Agreement, duly
executed by the Company;

                         (f) a counterpart of the Keller Employment Agreement,
duly executed by the Company;

                         (g) a counterpart of the Registration Rights Agreement,
duly executed by Buyer;


                         (h) (1) a certificate of the secretary or an assistant
secretary of Buyer certifying as of the Closing Date the following: (A) copies of resolutions of board of directors of Buyer authorizing the execution and delivery of this Agreement and any other agreement, instrument or other document necessary to consummate transactions contemplated hereby and (B) the name, title and incumbency of, and bearing the signatures of, the officers of Buyer authorized to execute and deliver this Agreement and any other agreement, instrument or document necessary to consummate the transactions contemplated hereby; and (2) a certificate of the secretary or an assistant secretary of the Company certifying as of the Closing Date the following: (A) copies of resolutions of board of directors of the Company (as constituted immediately following the Closing) authorizing the execution and delivery of the Macungie Lease, the Non-Compete Agreement, the Samson License, the Supply Agreement and the Keller Employment Agreement, and (B) the name, title and incumbency of, and bearing the signatures of, the officers of the Company authorized to execute and deliver the Macungie Lease, the Non-Compete Agreement, the Samson License, the Supply Agreement and the Keller Employment Agreement;


                         (i) a legal opinion from Kane Kessler, PC, counsel for
Buyer, dated as of the Closing and in form and substance reasonably satisfactory to Seller;

                         (j) the certificate required as a condition to Seller's
obligation to close under Sections 8.2 and 8.3 (the "BUYER CLOSING CERTIFICATE"); and

                         (k) such other documents and instruments as the Seller
may reasonably request.

                  9.4 Payment of Bank Debt; Deemed Closing Order. If Seller has not assumed the Bank Debt at or prior to the Closing, then, at Closing Seller shall provide written payment instructions to Buyer, together with a payoff letter from the Lenders (together, the "PAYMENT INSTRUCTIONS"), directing Buyer to (i) pay a portion of the Purchase Price in an amount equal to the Bank Debt (such amount, the "PAY-OFF AMOUNT") to such account or accounts of the Lenders as Seller shall designate in the Payment Instructions, and (ii) pay the balance of the Purchase Price to such account or accounts of Seller as Seller shall designate in the Payment Instructions. In such event, the Closing shall be deemed to have occurred in the following order: (i) the Pay-Off Amount shall be deemed to have first been paid by Buyer to Seller; (ii) Seller shall be deemed to have next remitted the Pay-Off Amount to the Lenders in order to satisfy the Bank Debt; (iii) Buyer shall be deemed to have next paid the balance of the Purchase Price to Seller; and (iv) Seller shall be deemed to have next delivered the Stock and caused AMCDE to deliver the Subsidiary Interest to Buyer.

                    SECTION 10 - TERMINATION AND ABANDONMENT

                  10.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the
Closing:


                         (a) by Buyer or Seller if the Closing has not occurred
by September 30, 2003 (or October 15, 2003, if the conditions set forth in Sections 7.4(c) and 8.4(b) have not been satisfied by September 30, 2003), but in no event shall this Agreement be terminated pursuant to this Section 10.1(a) if the Closing has not occurred as a result of any material breach of any representation, warranty, agreement or covenant by the terminating party;


                         (b) by mutual written consent of Buyer and Seller;

                         (c) by Buyer, if there has been a material breach of
any representation, warranty, agreement or covenant of Seller or the Company such that Section 7.2 or 7.3 will not be satisfied, provided that (i) any such breach has not been waived by Buyer and (ii) Buyer shall have notified Seller in writing of such breach and such breach has not been cured by the Company or Seller within 20 days after receipt of such notice (it being understood that in the case of a breach of any representation or warranty that is so cured, such representation or warranty shall be deemed to have been true and correct as of the date of this Agreement);

                         (d) by Seller, if there has been a material breach of
any representation, warranty, agreement or covenant of Buyer such that Section
8.2 and 8.3 will not be satisfied, provided that (i) any such breach has not been waived by Seller and (ii) Seller shall have notified Buyer in writing of such breach and such breach has not been cured by the Buyer within 20 days after receipt of such notice (it being understood that in the case of a breach of any representation or warranty that is so cured, such representation or warranty shall be deemed to have been true and correct as of the date of this Agreement).


                  10.2 Procedure for Termination. A party terminating this Agreement pursuant to Section 10.1 shall give written notice thereof to each other party hereto, whereupon this Agreement (other than this Section 10.2 and Section 12.2 and Section 14 (excluding Section 14.3)) shall terminate and the transactions contemplated herein shall be abandoned without further action by any party and there shall be no liability on the part of any party; provided, however, that if such termination is by Buyer or Seller pursuant to Section 10.1(c) or 10.1(d) and results from (i) the deliberate failure of any party to fulfill a condition of performance of the obligations of the other party under this Agreement, (ii) the failure of any party to perform a material covenant under this Agreement, or (iii) the material breach by any party of any representation or warranty contained in this Agreement, and, at the time of termination the terminating party was not in breach of its obligations under this Agreement such that the non-terminating party would have been entitled to terminate this Agreement, such non-terminating party shall be liable for any damages incurred or suffered by the other party as a result of such failure or breach; and provided, further, that if Closing does not occur, no party may bring any legal action, suit or Proceeding relating to any claimed breach or violation of this Agreement, excluding a breach of Section 6.7 hereof, unless such party has first terminated this Agreement in accordance with this Section 10.


                          SECTION 11 - INDEMNIFICATION

                  11.1 Indemnity.


(a) Subject to the limitations set forth in this Section 11, Seller shall indemnify and hold harmless Buyer and its officers, directors, employees, stockholders, representatives, agents, Affiliates, successors and assigns, from and against any Loss or Losses sustained or required to be paid by any of such indemnified parties resulting from (i) any misrepresentation or breach of any representation or warranty made by Seller in this Agreement, the Seller Closing Certificate, (ii) any breach of or failure to perform any covenant, agreement or obligation of Seller (or, with respect to the period ending on the Closing Date, the Company) contained in this Agreement or of AMCDE pursuant to the Assignment Agreement, (iii) any liability of the Company or the Subsidiary for unpaid federal or state income Taxes or unpaid foreign income Taxes relating to periods prior to the Closing Date, (iv) any liability of the Company or the Subsidiary under or in connection with (a) the Stock Appreciation Rights Plan

(for the avoidance of doubt, other than in connection with the matter listed as Item (a)(iii) in Section 13(b) of the Disclosure Schedule), including without limitation withholding taxes, (b) the Real Estate Debt, (c) the Bank Debt, (d) any employee change-in-control payments arising as a result of the transactions contemplated hereby, (e) the litigation described in Section 4.11(8) of the Disclosure Schedule; provided that Seller's indemnification obligation with respect to this clause (e) shall be limited to one-half of all Losses in excess of $500,000 incurred by the Company and the Subsidiary as a result of such litigation and (f) any liability arising due to the failure of the Seller or its Affiliates to file any required Form 5500 for their fully insured medical plan.

                         (b) Subject to the limitations set forth in this
Section 11, Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, stockholders, members, representatives, agents, successors and assigns from and against any Loss or Losses sustained or required to be paid by any of such indemnified persons resulting from (i) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or the Buyer Closing Certificate, or (ii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement.


                         (c) In the event that any indemnified party is entitled
to indemnification with respect to any Loss or potential Loss arising from any Proceeding, judicial or administrative, instituted by any third party (any such third-party Proceeding being referred to as a "THIRD-PARTY CLAIM"), the indemnified party shall give the indemnifying party prompt notice thereof together with copies of all notices and documents (including court papers) in the possession of the indemnified party relating to such Third-Party Claim. Any failure or delay on the part of the indemnified party to give such notice shall not affect whether an indemnifying party is liable hereunder except and to the extent that the indemnifying party is prejudiced thereby. The indemnifying party shall be entitled to control, contest and defend such Third-Party Claim; provided that the indemnifying party provides evidence reasonably satisfactory to the indemnified party that the indemnifying party has (and will continue to have) adequate financial resources to pay the costs associated with defending such Third-Party Claim. Within fifteen (15) days following the receipt of notice by the indemnifying party of any Third-Party Claim and such additional documentation or information relating to such Third-Party Claim in the possession of the indemnified party that the indemnifying party requests, the indemnifying party shall provide notice to the indemnified party of its election to assume control of the defense of such Third- Party Claim in accordance with the provisions of this Section 11.1. The indemnifying party shall conduct the defense of such claim through counsel reasonably acceptable to the indemnified party. So long as the indemnifying party is conducting the defense of the Third-Party Claim in accordance with this Section 11.1, the indemnified party shall be entitled, at its own cost and expense (which expense shall not constitute a Loss unless counsel for the indemnified party advises in writing that there is a conflict of interest, and only to the extent that such expenses are reasonable) to participate in, but not control, such contest and defense and to be represented by attorneys of its or their own choosing. In the event that the indemnifying party (A) elects not to control, contest and defend such Third-Party Claim, or (B) fails to notify the indemnified party within the required time period of its election as provided in this Section 11.1, the indemnified party may control, contest and defend such Third-Party Claim at the cost and expense of the indemnifying party, provided that the indemnified party shall defend the Third-Party Claim in good faith; and provided, further, that the indemnifying party may assume within a reasonable period of time under the circumstances its right to control, contest and defend such Third-Party Claim upon providing written notice thereof to the indemnified party, and thereafter the indemnifying party shall not be liable for the fees and expenses of the indemnified party's counsel (except for such reasonable fees and expenses as are incurred in the transition of such defense to the indemnifying party). If the indemnifying party assumes the defense of any Third-Party Claim, (a) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which consent shall not be unreasonably withheld) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (b) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding anything in this Section 11.1(c) to the contrary, with respect to the Third-Party Claim specified in Section 11.1(a)(iv)(e), (1) Seller shall not be permitted to control, contest and defend such claim, (2) Seller shall be entitled, at its own cost and expense, to participate in the contest and defense of such claim and to be represented by attorneys of its own choosing, and (3) no compromise or settlement of such claim may be effected by the indemnified party without Seller's consent (which consent shall not be unreasonably withheld) unless such compromise or settlement results in Losses to the Company and the Subsidiary of no more than $500,000. Each party shall cooperate and cause their respective Affiliates to cooperate in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

                         (d) Seller's aggregate liability for all claims under
Section 11(a)(i) (other than claims with respect to any breach of any representation or warranty contained in Sections 3.4, 4.3, 4.10, 4.13(h) or 4.24 (the "EXCLUDED SECTIONS")) shall not exceed a dollar amount equal to $30,000,000 (the "CAP"). Seller shall not be liable for any Losses arising under Section 11.1(a)(i) unless the aggregate amount of all Losses (other than Losses in respect of any breach of any representation or warranty contained in the Excluded Sections) for which Buyer is otherwise entitled to indemnification pursuant to Section 11(a)(i) exceeds $1,000,000, in which case Seller shall be liable only for Losses in excess of $1,000,000, subject to the limitations set forth in the preceding sentence.

                         (e) Notwithstanding anything herein to the contrary,
any Loss otherwise indemnifiable hereunder shall be reduced by any amount actually received in connection therewith under any such insurance or other contract providing for insurance coverage or indemnification.

                         (f) If an indemnifying party makes any payment under
this Section 11 in respect of any Losses, such indemnifying party shall be subrogated, to the extent of such payment, to the rights of the indemnified party against any third party with respect to such Losses; provided, however, that such indemnifying party shall not have any rights of subrogation with respect to any other party hereto or any of their respective Affiliates or their Affiliates' respective officers, directors, agents or employees.

                         (g) Buyer and Seller agree to take and cause their
Affiliates (including, in the case of Buyer after the Closing has occurred, the Company and the Subsidiary) to take commercially reasonable steps to mitigate Losses upon the executive officers of Buyer, the Company or Seller, as applicable, becoming aware of any event which would reasonably be expected to, or does, give rise to any rights under this Section 11, including incurring costs only to the extent commercially reasonable to remedy the breach which gives rise to the Loss.

                         (h) No claim for indemnity for a breach of a particular
representation, warranty or covenant shall be made after the Closing if (i) such claim is based on any fact, circumstance, occurrence or event occurring or arising prior to Closing (whether or not also occurring or arising prior to the date of this Agreement) and (ii) such fact, circumstance, occurrence or event was disclosed in writing pursuant to the Seller Closing Certificate or the Buyer Closing Certificate by the breaching party to the non-breaching party after the date hereof and prior to or at the Closing, which writing described such fact, circumstance, occurrence or event in reasonable detail.

                  11.2 Duration. The obligations of a party to indemnify and hold harmless an indemnified party (i) pursuant to Sections 11.1(a)(i) and 11.1(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 14.3, (ii) pursuant to Sections 11.1(a)(iii) and 11.1(a)(iv) shall terminate when any claim based thereon shall have been barred by the relevant statute of limitations, and (iii) pursuant to Sections 11.1(a)(ii) and 11.1(b)(ii) shall not terminate but shall survive indefinitely; provided, however, that as to clause (i) of this sentence, if a claim has been asserted in accordance with the notice provisions of this Section 11 prior to the termination of the applicable representation or warranty, but is unresolved at the conclusion of such period, then such obligations to indemnify and hold harmless shall continue beyond the termination of such period with respect to such unresolved claim.

                  11.3 Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 11 shall be the sole and exclusive rights and remedy of Buyer, Seller and the Company with respect to the transactions contemplated by this Agreement including, without limitation, with respect to (i) any misrepresentation, breach or default of or under any of the representations, warranties, covenants and agreements contained in this Agreement or (ii) any failure duly to perform or observe any term, provision, covenant or agreement contained in this Agreement; provided, however, that nothing set forth herein shall be deemed to limit any party's rights or remedies in the event that the other party has committed fraud in connection therewith; and provided further that nothing set forth herein shall be deemed to limit the right of Buyer to seek equitable relief pursuant to Section 12.4(f). Without limiting the generality of the preceding sentence, (i) no legal action sounding in contribution, tort or strict liability may be maintained by any party hereto, or any of their respective officers, directors, employees, stockholders, representatives, agents, successors or assigns, against any other party hereto with respect to any matter that is the subject of this Section 11 and (ii) Buyer, for itself and its officers, directors, employees, stockholders, representatives, agents, successors and assigns, hereby waives any and all statutory rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local law, including, without limitation, any legal action pursuant to any Environmental Law or any similar rules of law embodied in the common law. . Notwithstanding anything to the contrary contained in this

Agreement, Buyer and Seller acknowledge and agree that none of the indemnification provisions in this Section 11 shall be applicable until after the Closing.

                   SECTION 12 - CERTAIN ADDITIONAL COVENANTS

                  12.1 Tax Matters.

                         (a) Seller, AMCDE, AMCPA and their respective
shareholders shall be responsible for all federal, foreign, state and local Taxes imposed with respect to the operations of Company (including any US or foreign income tax returns due for Subsidiary) for any prior taxable years and for the taxable year or period that begins before and ends on the Closing Date, including any Taxes (including Transfer Taxes) imposed with respect to the transactions contemplated herby, and shall prepare all Tax Returns required to report and pay all such Taxes.

                         (b) Buyer shall be responsible for preparing and filing
any foreign Tax Return required for Subsidiary for the taxable year or period beginning before and ending after the Closing Date. Taxes due on such Return shall be allocated (i) to Seller for the period up to and including the Closing Date and (ii) to Buyer for the period subsequent to the Closing Date. For purposes of this Section 12(b), Taxes for the period up to and including the Closing Date shall be determined on the basis of an interim closing of the books as of the end of the Closing Date; provided, however, that in the case of any Tax not based on income or receipts, such Seller's Taxes shall be equal to the amount of such Taxes for the taxable year multiplied by a fraction, the numerator of which shall be the number of dates from the beginning of the taxable year through the Closing Date, and the denominator of which shall be the number of days in the taxable year. Such Tax Return shall be prepared in accordance with prior practice, and Buyer shall deliver a copy of the Tax Return to Seller for its review and approval, which may not be unreasonably withheld, not less than thirty (30) days prior to the date on which such Tax Return is due to be filed. Seller shall pay to Buyer its share of any Taxes due within five
(5) days prior to their due date.


                         (c) The parties agree to use their respective
reasonable efforts to determine the amount of and the allocation of the total consideration (Purchase Price and liabilities of the Company), as well as any adjusted consideration after the Closing Date, to meet the requirements of IRC
Section 1060, which shall be allocated in the order of working capital, tangible assets and intangible assets (including the Non-Compete Agreement). Each party agrees to prepare and submit to the other party a draft copy of the Form 8594 required by IRC Section 1060 that it proposes to file at least 45 days before the proposed filed date thereof and to jointly discuss and attempt to agree, in good faith, with respect to the contents thereof. Each party shall provide to the other party the final version of such Form and information after filing. Any agreed determination and allocation of the total consideration shall be conclusive and binding for all purposes, and each party will file all forms, returns and other documents in a manner consistent with such allocation.


                         (d) After the Closing, Buyer and Seller shall furnish,
or cause to be furnished, to each other, upon request, as promptly as reasonably practicable, such information and assistance relating to the Company (including access to books and records) as is reasonably necessary for the filing of all tax returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any tax return. Without limiting the foregoing, Buyer shall furnish, or cause the Company to furnish, to Seller within 90 days after the Closing Date such information as is reasonably necessary for Seller to prepare and file tax returns relating to periods ending on or prior to the Closing Date. Such information shall be prepared in a manner consistent with the Company's past practice.

                         (e) Each party hereto agrees (on such party's behalf
and on behalf of all employees, representatives or other agents of such party) that, notwithstanding anything to the contrary, each other party hereto (and each employee, representative or other agent of such other party) may disclose to any and all persons, without limitation of any kind, the purported or claimed Federal income tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such other party relating to such tax treatment and tax structure.

                         (f) If on the Closing Date, AMCPA is a qualified S
corporation and each of AMCDE, Seller and Company is a qualified subchapter S subsidiary, neither Buyer, the Company, nor any of their Affiliates shall make any election under Code Section 338 with respect to the transaction contemplated by this Agreement. If, however, on the Closing Date (and without consideration of the sale of Company's shares), one of the above conditions is not met, thereby not affording to Buyer and Company the tax consequences outlined in IRC Regulation Section 1.1361-5(b)(3), Example 9, Seller agrees to join with Buyer in an election under IRC Section 338(h)(10) and the regulations thereunder in order to provide a post-closing tax result to Buyer and Company identical to that in Example 9.


                         (g) It is the intention of the parties that this
transaction is treated for federal and state tax purposes as an asset acquisition and that certain of the representations and warranties contained in
Section 4.10 of the Disclosure Schedule are being made in furtherance of such intended tax treatment.

                         (h) Notwithstanding anything to the contrary contained
herein, Buyer and Seller shall each be responsible for one-half of all of the Transfer Taxes, together with any related fees, penalties and interest, incurred in connection with or as a result of this transaction, this Agreement and all of the transactions contemplated hereby.

                  12.2 Employee Benefits Matters.

                         (a) As of the Closing, the Company shall cease to be a
participating employer in all Plans sponsored by Seller or any of its Affiliates.

                         (b)

                                (i) Subject to the conditions of 12.2 (b)(v),
Buyer shall cause the Company to become a participating employer effective as of the Closing in a defined contribution savings plan qualified under sections 401(a) and 401(k) of the Code which is maintained by Buyer (the "BUYER'S SAVINGS PLAN") a defined contribution plan qualified under Section 401(a) and 401(k) of the Code. Upon compliance with the requirements of Section 12.2 (b)(v), Seller shall direct the Trustee of the American Manufacturing Corporation 401(k) Plan ("AMC SAVINGS PLAN") a defined contribution plan qualified under Section 401(a) and 401(k) of the Code to transfer to the Trust under the Buyer's Savings Plan the account balance of each participant in the AMC Savings Plan who remains an employee of the Company after the Closing Date and who are eligible to participate in Buyer's Savings Plan (the "COMPANY PARTICIPANTS") and said Trustee shall simultaneously transfer cash (or cash equivalents if determined acceptable by Buyer's Savings Plan), equal to the liability for transferred account balances, valued as of the valuation date under the AMC Savings Plan coincident with or closest preceding to the date of the transfer; provided, that any outstanding non-defaulted participant loans to Company Participants shall be transferred in kind. Buyer and the Company shall cause the Buyer Savings Plan to continue to administer the outstanding non-defaulted participant loans which are transferred in kind in accordance with the amortization schedules to which they are subject as of date of transfer. All Company participants, account balances and loan provisions shall be subject to the rules, regulations, provisions and procedures of the Buyer's Savings Plan effective as of the Closing notwithstanding anything to the contrary herein. The transfer described herein shall be pursuant to Internal Revenue Code ss. 414(1).

                                (ii) Except for any outstanding non-defaulted
loans, which will be transferred in kind, the transfer described in 12.2 (b)(i) will be accomplished by the AMC Savings Plan converting affective Participants' account balances into cash and wire transferring the aggregate cash amount to the Buyer's Savings Plan. Upon receipt of the wire transfer, the cash will be reinvested in accordance with procedures established by the administrator of the Buyer's Savings Plan in accordance with its terms. Immediately after the transfer, each Participant will have a balance in the Buyer's Savings Plan equal to the account balance such Participant had in the AMC Savings Plan immediately prior to the transfer. Each such Participant's total account balance in the Buyer's Savings Plan immediately after the transfer will be 100% vested and nonforfeitable.

                                (iii) In consideration of the transfer
contemplated in 12.2 (b)(i) hereunder and pending the transfer of account balances to the Buyer's Savings Plan, the AMC Savings Plan will not default any outstanding loan of any Participant whose account balance is expected to be transferred to the Buyer's Savings Plan pursuant to 12.2 (b)(i).

                                (iv) The terms and conditions of Section 12.2
(b)(i)-(v) shall bind Seller and Buyer and their successors and their Savings Plans and shall operate as if it were fully set forth within each of the Savings Plans.

                                (v) The Company shall provide Seller with
written notice of the name and address of the Trustee and will exchange copies of the most recent IRS favorable determination letters for each Savings Plan. The Company and Seller shall cooperate in the filing by Seller of any IRS Forms 5310A required by the transfer of assets and liabilities described in this Agreement. Anything contained in this Agreement to the contrary notwithstanding, the transfer of assets and liabilities described in this Agreement shall not take place until the 31st day following the filing of any required Forms 5310A. In addition, the Company and Seller shall cooperate in (i) making all other filings required under the Code or ERISA and any applicable securities laws,
(ii) implementing all appropriate communications with the participants, (iii) transferring appropriate records, and (iv) taking all such other actions as may be necessary and appropriate to implement the provisions of this Section 12.2 in a timely manner. Each party and Savings Plan shall bear its own costs and expenses in connection with administration and implementation of the transfer and procedures in 12.2 (b)(i)(v).

                         (c) For the period from Closing through December 31,
2003, Buyer shall, or shall cause the Company to, continue to maintain the policies providing the insured Company health plan benefits that are in effect for such employees immediately prior to the Closing.

                         (d) Seller shall timely file, following Closing, any
notices or filings required to be made with the Pension Benefit Guarantee Corporation.

                  12.3 Letters of Credit. Buyer shall, prior to or contemporaneously with the Closing, provide replacement letters of credit to the landlords under the leases listed in Section 4.14(c) of the Disclosure Schedule (the "REPLACEMENT LETTERS OF CREDIT"). The Replacement Letters of Credit shall not exceed the amounts set forth in Section 4.14(c) of the Disclosure Schedule and shall contain such terms and conditions as are required by the terms of such leases, and shall be issued by such financial institutions as are reasonably acceptable to the landlords under such leases and Buyer's lenders.

                  12.4 General Confidentiality; Non-Competition,
Non-Solicitation; Non-Disparagement. 12.5 For the purposes of this Section 12.4, all references to Seller shall include AMCPA, and its Affiliates, successors and assigns (other than SRTI and its successors and assigns).

                         (a) Seller acknowledges that Buyer would not enter into
this Agreement without the following assurances related to the confidential and proprietary information with respect to the business and operations of the Company and the Subsidiary and, accordingly, Seller agrees that Seller shall not, without the prior written consent of Buyer, disclose, directly or indirectly, to any Person or use, whether or not for Seller's own benefit, any confidential or proprietary information with respect to the Company, the Subsidiary or the Business, including (i) trade secrets, confidential or proprietary designs, formulae, drawings, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (ii) confidential or proprietary information relating to Products; (iii) the names of customers and contacts, the names of its vendors and suppliers, the cost of its materials and labor, the prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), lists or other written records used in the Business, compensation paid to employees and consultants and other terms of employment, confidential or proprietary production or operation techniques or any other confidential or proprietary information of, about or pertaining to the Business, and any other confidential or proprietary information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Company or the Subsidiary as of the date hereof; (iv) all confidential and proprietary records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the Business as it is currently conducted; and (v) any confidential or proprietary information or trade secrets relating to the business or affairs of Buyer or any of its Affiliates which Seller may acquire or develop in connection with or as a result of the performance of the terms and conditions of this Agreement, excepting only such information that (A) is requested or required to be disclosed by subpoena, court order or other similar process or otherwise required by Law, provided that Seller shall have used its reasonable best efforts to notify Buyer in time to afford Buyer an opportunity to contest such process or order, or (B) as is already known to the public or which may become known to the public without any fault of Seller.

                         (b) Seller acknowledges that the agreements and
covenants contained in this Section 12.4 are essential to protect the value of the Business being acquired by Buyer. Therefore, Seller agrees that during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (such period is hereinafter referred to as the "RESTRICTED PERIOD"), Seller shall not, anywhere in the United States of America, Mexico, or Canada, participate or engage, for itself or through or on behalf of or in conjunction with any Person, whether as an agent, consultant, shareholder, director, officer, member, manager, partner, joint venturer, investor or in any other capacity, in the Non-Compete Activities (as defined below); provided, however, that the foregoing shall not prohibit the ownership by Seller of equity securities of a public company in an amount not to exceed 2% of the issued and outstanding shares of such company. For purposes of this Agreement, the "NON-COMPETE ACTIVITIES" means the Business.

                         (c) During such Restricted Period, Seller agrees that
it will not at any time or for any reason (i) solicit or divert any business or clients or customers away from the Company or the Subsidiary; (ii) induce any customers, clients, suppliers, agents or other Persons under contract or otherwise associated or doing business with the Company or the Subsidiary, to reduce or alter any such association or business with the Company or the Subsidiary; (iii) hire any Person employed by the Company or the Subsidiary or any Person who leaves the employ of the Company or the Subsidiary after the date hereof (other than any such Person whose employment with the Company or the Subsidiary has been terminated by the Company or the Subsidiary); and (iv) solicit any person in the employment of the Company or the Subsidiary to (A) terminate such employment, and/or (B) accept employment, or enter into any consulting arrangement, with any Person other than Buyer or any of its Affiliates.

                         (d) Except as necessary to enforce its rights
hereunder, Seller agrees not to (i) make or cause to be made, directly or indirectly, any disparaging or derogatory statements which later become public concerning the Company, the Subsidiary or their respective businesses, services, reputations, or prospects, or its past or present officers, directors, employees, attorneys, and agents or (ii) intentionally do or say anything to damage any of the business, supplier, or customer relationships of the Company or the Subsidiary nor in any way, directly or indirectly, assist any Person in inducing or otherwise counseling, advising, encouraging, or soliciting any Person to terminate or in any way diminish its relationship with the Company or the Subsidiary.

                         (e) Except as necessary to enforce its rights hereunder
or otherwise in connection with its commercial activities or in the ordinary course of its business, Seller agrees not to make or cause to be made, directly or indirectly, any disparaging or derogatory statements which later become public concerning Buyer or its Affiliates (other than the Company or the Subsidiary) or their respective businesses, services, reputations, or prospects, or its past or present officers, directors, employees, attorneys, and agents.

                         (f) Seller agrees that a monetary remedy for a breach
of the agreements set forth in Section 12.4 hereof will be inadequate and impracticable and further agrees that such a breach would cause Buyer and its Affiliates irreparable harm, and that Buyer and its Affiliates shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages. In the event of such a breach, Seller agrees that Buyer and its Affiliates shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, as a court of competent jurisdiction shall determine.

                         (g) If Seller breaches the covenant set forth in
Section 12.4(b), the running of the Restricted Period described therein shall be tolled for so long as such breach continues. If any provision of this Section
12.4 is invalid in part, it shall be curtailed, as to time, location or scope, to the minimum extent required for its validity under the laws of the United States or any applicable law and shall be binding and enforceable with respect to Seller as so curtailed. In addition, if any party brings an action to enforce
Section 12.4 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in such action.

                         (h) If any provision of this Section 12.4 is
adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.


                  12.5 Insurance Credits. Seller shall promptly cause to be paid to the Company any credits or refunds related to prepaid premiums received by Seller or its Affiliates in connection with the removal of the Company from the insurance policies of Seller or its Affiliates.


                  12.6 Workers' Compensation Reimbursements. To the extent Seller or any of its Affiliates pay any amounts in respect of deductibles relating to the Company's workers' compensation insurance, the Company shall reimburse Seller for such payments up to the amount of the accrual reserve for workers' compensation claims on the Company's July 31, 2003 balance sheet.

                            SECTION 13 - DEFINITIONS

                  Whenever used in this Agreement, the following terms and phrases shall have the following respective meanings:

                  "AFFILIATE" means, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls such Person, and (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                  "BANK DEBT" means the outstanding obligations of the Company under or in connection with that certain Credit Agreement dated December 20, 2000 by and among the Company, M&K Industries, Inc., the lending institutions which are parties thereto and First Union National Bank, as agent, as amended by the First Amendment to Credit and Security Agreement dated March 23, 2001.

                  "BUSINESS" means the business of the Company and the Subsidiary as currently conducted, including, but not limited to, the design, manufacture, marketing and sale of products for the cordage, home storage and organization, workshop accessories, power tool accessories, security screen doors and window guards, and ornamental fencing markets.

                  "CONTRACT" means any contract, undertaking, agreement, arrangement, commitment, indemnity, indenture, instrument, lease or understanding, including any and all amendments, supplements, and modifications thereto, to which the Company or the Subsidiary is legally bound.

                   "ENCUMBRANCE" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including, without limitation, any Tax) or the performance of an obligation.

                  "ENVIRONMENTAL CLAIM" shall mean any Proceeding or written notice by any Person alleging potential liability arising out of, based on, or resulting from (i) the release or disposal into, or the presence in the environment, including, without limitation, the indoor environment, of any Hazardous Materials by the Company or the Subsidiary at any location owned or leased by the Company or the Subsidiary, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws by the Company or the Subsidiary.

                  "ENVIRONMENTAL LAWS" shall mean all federal, state, local or foreign laws, statutes, regulations, orders, ordinances, judgments or decrees
(i) related to releases or threatened releases of any Hazardous Materials in soil, surface water, groundwater or air; or (ii) governing the use, treatment, storage, disposal, transport, or handling of Hazardous Materials. Such Environmental Laws shall include, but are not limited to, the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation and Liability Act.

                   "ERISA " means the Employee Retirement Income Security Act of 1974, as amended, or a successor law, and the regulations and rules issued pursuant to that act or to any successor law.

                  "GAAP" means generally accepted accounting principles in the United States as in effect on the date hereof, applied on a basis that is consistent with the past practices of the Company in connection with the preparation of the Financial Statements.

                  "GOVERNMENTAL ENTITY" shall mean any domestic, international, foreign, national, multinational, territorial, regional, state or local governmental authority, quasi-governmental authority, instrumentality, court, commission or tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

                  "HAZARDOUS MATERIALS" shall mean any pollutant, toxic substance, contaminant, hazardous waste, hazardous substance or extremely hazardous material regulated under any

Environmental Laws, including, without limitation, petroleum or any refined product or fraction thereof, asbestos, or polychlorinated biphenyls.

                  "INTELLECTUAL PROPERTY" shall mean all of the following used in the Business: (i) United States and foreign trademarks, service marks, and trademark and service mark registrations and applications, trade names, assumed names, logos, designs indicating source and slogans, and all goodwill related to the foregoing (collectively, "TRADEMARKS"); (ii) applications for patent and patents pertaining to inventions, improvements, know-how, formula methodology, research and development, business methods, processes, technology and Software in any jurisdiction, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions (collectively, the "PATENTS");
(iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, Software, mask works or other works, applications or registrations in any jurisdiction for the foregoing, other original works of authorship and all moral rights related thereto; (v) database rights; (vi) Internet web sites, web pages, domain names and applications and registrations pertaining thereto (the "DOMAIN NAMES") and all intellectual property used in connection with or contained in all versions of Seller's web sites; (vii) all rights under agreements relating to the foregoing; (viii) books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

                  "KELLER EMPLOYMENT AGREEMENT" means the employment agreement to be entered into between Company and Frederick W. Keller in the form attached hereto as EXHIBIT A.

                  "KNOWLEDGE" or "KNOWLEDGE OF SELLER" means the actual knowledge, without duty of inquiry, of Frederick W. Keller, Eugene J. Marino, Martin F. Clay, John F. Yaglenski, Jr. or Timothy J. Dwyer regarding a particular matter.

                  "LAW" means any law (including without limitation the Foreign Corrupt Practices Act), statute, regulation (including, without limitation, zoning, land use and similar laws and regulations), Permit, license, certificate, judgment, order, award or other decision or requirement of any arbitrator, court, government or governmental agency or instrumentality (domestic or foreign).

                   "LENDERS" means the financial institutions that are parties to the Credit Agreement referred to in the definition of Bank Debt.

                  "LOSS" or "LOSSES" means all damages, losses, liabilities, fines, penalties, costs and expenses (including settlement costs, court costs and any reasonable legal expenses incurred in connection with defending any actions but excluding indirect, punitive, special or exemplary damages and unforeseen or other consequential damages) less the net Tax benefit, if any, to be realized by the Person suffering such Loss (net of any Tax liability resulting from the indemnification payment hereunder with respect to such Loss).

                  "MATERIAL ADVERSE EFFECT" means a material adverse effect on the operations, properties or condition (financial or otherwise) of the Company and the Subsidiary taken as a whole, except any such effect resulting from or arising in connection with (i) changes in economic, regulatory or political conditions generally, including acts of war or terrorism, or (ii) economic or other conditions affecting the industry in which the Company competes as a whole, including, without limitation, fluctuating conditions resulting from the cyclicality of such industry, provided further, that for purposes of determining whether any misrepresentations or breaches of any warranty, covenant or other obligation under this Agreement has a Material Adverse Effect, the effect of such misrepresentations and breaches shall be aggregated.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, Governmental Entity, a business or other trust, a joint venture, any other business entity or an unincorporated organization.

                  "REAL ESTATE DEBT" means all obligations of the Company under or in connection with (i) the Variable Rate Demand Bonds, Series 1997, issued by Seller (and subsequently assumed by the Company) in the original principal amount of $9,000,000, and (ii) the Variable Rate Demand Revenue Bonds, Series 1997 (American Manufacturing Company, Inc. Project), issued by the Lehigh County Industrial Development Authority in the original principal amount of $1,000,000, in each case, to finance a portion of the costs of acquiring and constructing the Real Estate, and including, in each case, the Company's obligations with respect to the irrevocable, direct-pay letters of credit of Wachovia Bank, National Association, securing the payment of such bonds.

                  "SOFTWARE" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, and all off-the-shelf or "shrink-wrap" software, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on Seller's Internet site(s), and (v) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

                  "STOCK APPRECIATION RIGHTS PLAN" means the First Amended and Restated Lehigh Consumer Products Corporation 1999 Phantom Stock and Stock Appreciation Rights Plan and any awards of rights made thereunder or award agreements entered into pursuant thereto.

                  "TANGIBLE NET WORTH" shall mean the consolidated tangible net worth of the Company and the Subsidiary determined in accordance with GAAP, as of the Closing Date immediately prior to the Closing, and after giving effect to the adjustments set forth on Section 13(b) of the Disclosure Schedule, which shall be calculated after the Closing Date.

                   "TAX" or "TAXES" means all federal, state local or foreign taxes of any kind, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, assets, sales, use, license, estimated, withholding, payroll, premium, capital employment, social security, workers compensation, unemployment, excise, severance, stamp, occupation and property taxes, together with any interest and penalties, fines, additions to tax or additional amounts imposed by any taxing authority.

                  "TAX RETURN" means any return, report, declaration, statement, extension, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax (including all filings with respect to employment-related Taxes).

                  "TRANSFER TAXES" shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.


                           SECTION 14 - MISCELLANEOUS

                  14.1 Construction. Within this Agreement and all other documents required to consummate the transactions contemplated herein, the singular shall include the plural and the plural shall include the singular, and any gender shall include all other genders, all as the meaning and the context of this Agreement shall require. Unless otherwise specified, references to section numbers contained herein shall mean the applicable section of this Agreement and references to exhibits and schedules shall mean the applicable exhibits and schedules to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder and any successor statute or Law thereto, unless the context requires otherwise.

                  14.2 [INTENTIONALLY OMMITTED]

                  14.3 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement shall survive the Closing solely for the purposes of Sections 11.1(a) and 11.1(b) until March 15, 2005 and shall thereafter terminate, except that (i) the representations of Seller contained in Section 4.10 (Taxes), Section 4.16 (Employee Benefit Plans), and Section 4.19 (Environmental Compliance), shall survive the Closing until any claim based thereon shall have been barred by the relevant statutes of limitations, and (ii) the representations contained in Section 3.2 (Power and Authorization), Section 3.4 (Ownership of the Securities), Section 4.2 (Power and Authorization), Section 4.3 (Capitalization), Section 4.24 (Brokers),
Section 5.2 (Power and Authorization) and Section 5.8 (Issuance of Buyer Common Stock) shall survive the Closing indefinitely. The covenants contained in this Agreement shall survive the Closing indefinitely.

                  14.4 Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed hereby on such party and to cause the transactions contemplated herein to be consummated as contemplated herein and shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition to Buyer of the ownership of the Securities. Each party shall promptly notify the other parties of any event or circumstance known to such party that could prevent or delay the consummation of the transactions contemplated herein or which would indicate a breach or non-compliance with any of the terms, conditions, representations, warranties or agreements of any of the parties to this Agreement.

                  14.5 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith; provided, however, expenses of the Company or the Subsidiary incurred on or prior to the Closing Date in connection herewith shall be borne by Seller. Notwithstanding the foregoing, Buyer shall initially pay all fees payable in connection with the filing required by the HSR Act; provided, however, that Seller shall reimburse 50% of all such fees to Buyer at Closing.

                  14.6 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or certified mail, postage prepaid, return receipt requested, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.



                                    To Buyer (or the Company after Closing):
                                    ---------------------------------------

                                            Jarden Corporation
                                            555 Theodore Fremd Avenue
                                            Rye, NY 10580
                                            Attn:    Martin E. Franklin

                                    With copies to:

                                            Kane Kessler, P.C.
                                            1350 Avenue of the Americas
                                            New York, New York 10019
                                            Attn:  Robert L. Lawrence, Esq.

                                    To Seller:
                                    ---------

                                            American Manufacturing Company, Inc.
                                            555 Croton Road
                                            Suite 300
                                            King of Prussia, PA 19406
                                            Attn:    President

                                    With copies to:

                                            The AMC Group, L.P.
                                            555 Croton Road
                                            Suite 300
                                            King of Prussia, PA 19406
                                            Attn:  General Counsel

                                            and

                                            Drinker Biddle & Reath LLP
                                            Suite 300
                                            105 College Road East
                                            Princeton, NJ 08542-0627
                                            Attn:    John E. Stoddard III, Esq.

                                    To the Company (prior to Closing):
                                    ----------------------------------

                                            Lehigh Consumer Products Corporation
                                            2834 Schoeneck Road
                                            Macungie, PA  18062-9679
                                            Attn:    President

                                    With copies to:

                                            The AMC Group, L.P.
                                            555 Croton Road
                                            Suite 300
                                            King of Prussia, PA 19406
                                            Attn:  General Counsel

                                            and

                                            Drinker Biddle & Reath LLP
                                            Suite 300
                                            105 College Road East
                                            Princeton, NJ 08542-0627
                                            Attn:    John E. Stoddard III, Esq.

                  14.7 Assignment and Benefit.


                         (a) This Agreement shall be binding upon and inure to
the benefit of the parties and their respective permitted successors and permitted assigns. Neither this Agreement, nor any of the rights hereunder or thereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto, provided, that (1) Buyer may assign its rights hereunder to one or more of its Affiliates if Buyer delivers to Seller a written instrument reasonably satisfactory to Seller pursuant to which Buyer agrees to remain liable for all of its obligations under this Agreement and (2) following the Closing Date, Seller may (i) assign its rights, but not its obligations, hereunder to one or more of its Affiliates, and (ii) assign part of the Contingent Consideration to employees of the Company pursuant to the management incentive agreements to be entered into between Seller and certain employees of the Company (collectively the "Permitted Assignees"). Any non-permitted assignment or attempted assignment shall be void. In the event any party to this Agreement or any of their successors or assigns consolidates with or merges into any other Person and shall not be the surviving entity of such consolidation or merger, or transfers all, or substantially all, of its assets, such party shall make or cause to be made proper provision so that the successors and assigns of such party shall assume the obligations of such party described herein.

                         (b) Except as otherwise provided in Sections 6.7 and
11, this Agreement shall not be construed as giving any Person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other Person or entity.


                  14.8 Amendment, Modification and Waiver. The parties may amend or modify this Agreement in any respect, provided that any such amendment or modification shall be in writing and executed by all of the parties. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.


                  14.9 Governing Law; Consent to Jurisdiction. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Delaware (and United States federal Law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Any legal action, suit or Proceeding arising out of or relating to this Agreement (other than in connection with the dispute resolved by the Arbitrating Accountant pursuant to Sections 2.1(c) or 2.2(b)) shall be instituted in any federal court or in any state court in the State of Delaware, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or Proceeding, and irrevocably submits to the jurisdiction of any such court. Any and all service of process and any other notice in any such action, suit or Proceeding shall be effective against any party if given as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any other manner permitted by Law.


                  14.10 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

                  14.11 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

                  14.12 Counterparts. This Agreement and the other documents required to consummate the transactions contemplated herein may be executed in one or more counterparts, each of which shall be deemed an original (including facsimile signatures), and any Person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument. The parties hereto may deliver this Agreement and the other documents required to consummate the transactions contemplated herein by telecopier machine/facsimile and each party shall be permitted to rely upon the signatures so transmitted to the same extent and effect as if they were original signatures.

                  14.13 Entire Agreement. This Agreement, together with the Disclosure Schedule, the Confidentiality Agreement dated June 23, 2003 by and between US Bancorp Piper Jaffray, on behalf of the Company, and Buyer, and the schedules and certificates referred to herein or delivered pursuant hereto, but not the exhibits, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Securities and supersede all prior agreements and understandings. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Securities, it being understood and agreed that neither Buyer, Seller nor the Company shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

                  14.14 Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement, including, without limitation, Sections 2.2 and 11.1, Seller shall have the right, at its election, to retain the firm of Drinker Biddle & Reath LLP to represent it in such matter, and Buyer, for itself and the Company and for its and the Company's successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to Seller in connection with any such representation of any fact known to such counsel arising by reason of such counsel's prior representation of Seller or the Company. Buyer, for itself and the Company and for its and the Company's successors and assigns, hereby irrevocably acknowledges and agrees that all communications between Seller and its counsel, including, without limitation, Drinker Biddle & Reath LLP, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or proceeding arising under or in connection with, this Agreement which, immediately prior to the Closing, would be deemed to be privileged communications of Seller and its counsel and would not be subject to disclosure to Buyer in connection with any process relating to a dispute arising under or in connection with, this Agreement or otherwise, shall continue after the Closing to be communications between Seller and such counsel and neither Buyer nor any Person purporting to act on behalf of or through Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Company and not Seller. Other than as explicitly set forth in this Section 14.14, the parties acknowledge that any attorney-client privilege attaching as a result of legal counsel representing the Company prior to the Closing shall survive the Closing and continue to be a privilege of the Company, and not Seller, after the Closing.


                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.

American Manufacturing Company, Inc.       Jarden Corporation

By: /s/ Robert Strouse                     By: /s/ Ian Ashken
   ---------------------------------          ---------------------------------
Name: Robert Strouse                       Name: Ian Ashken
Title President                            Title Vice President and Secretary

Lehigh Consumer Products Corporation

By: /s/ John Yagasky
   ---------------------------------
Name: John Yagasky
Title Vice President

                                Joinder Agreement


         For value received, and to induce the Buyer to enter into this Agreement, the undersigned, a Pennsylvania corporation ("Guarantor"), hereby irrevocably and unconditionally guarantees to Buyer the full and prompt payment when due of any and all obligations of Seller to Buyer pursuant to Section 11 of this Agreement. Commencing as of the Closing Date, Guarantor hereby irrevocably and unconditionally guarantees to Buyer the faithful, prompt and complete compliance by Seller and its Affiliates of all their obligations pursuant to this Agreement, including, but not limited to, the obligations set forth in
Section 12.4 hereof. The undertakings of Guarantor hereunder are independent of the obligations of Seller, and a separate action or actions for payment, damages or performance may be brought or prosecuted against Guarantor, whether or not an action is brought against Seller, whether or not Seller is joined in any such action or actions, and whether or not notice is given to Seller or demand is made upon Seller. Buyer shall not be required to proceed first against Seller, or any other person, or entity, before resorting to Guarantor for payment.


         The provisions of Section 14 of the Agreement are hereby incorporated by reference as if fully set forth herein. Notices to Seller made in accordance with the terms of Section 14.6 shall be deemed to constitute notice to Guarantor.

         This Guaranty is binding upon Guarantor and its successors or assigns, and shall inure to the benefit of the Buyer and its permitted successors or assigns.

                           AMERICAN MANUFACTURING CORPORATION,
                           a Pennsylvania corporation

                           By: /s/ Robert Strouse
                               ------------------------------------
                           Name:  Robert Strouse
                           Title: President